EXHIBIT 2.2






                                   STOCK
                            PURCHASE AGREEMENT


                               by and among


                              TNT CRUST, INC.


                                    and


                            THE SHAREHOLDERS OF
                              TNT CRUST, INC.


                                    and


                         FOODBRANDS AMERICA, INC.



                       Dated as of November 22, 1995


                             TABLE OF CONTENTS


ARTICLE I   PURCHASE AND SALE; CLOSING . . . . . . . . . . .

     1.01   Purchase and Sale of the Shares. . . . . . . . .
     1.02   The Closing. . . . . . . . . . . . . . . . . . . . .

ARTICLE II  PURCHASE PRICE . . . . . . . . . . . . . . . . . . .

     2.01   Purchase Price . . . . . . . . . . . . . . . . . . .
            (a)  The Closing Date Payment. . . . . . . . . . . .
            (b)  The Tax Refund Payment. . . . . . . . . . . . .
            (c)  The Earnout Payment . . . . . . . . . . . . . .
     2.02   Certain Definitions. . . . . . . . . . . . . . . . .
     2.03   Payment of the Indebtedness and First Option Payment
     2.04   Payment of the Closing Date Payment, The Tax Refund
            Payment and The Earnout Payment. . . . . . . . . . .
            (a)  Determination of The Closing Date Payment . . .
            (b)  The Tax Refund Payment. . . . . . . . . . . . .
            (c)  The Earnout Payment . . . . . . . . . . . . . .
            (d)  Foodbrands Share Option . . . . . . . . . . . .
            (e)  Securities' Laws Conditions . . . . . . . . . .
            (f)  Payment of Interest . . . . . . . . . . . . . .
     2.05   Business and Accounting Practices and Procedures . .

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS. . . . . .

     3.01   Ownership of Shares; Equity Capital
            Structure. . . . . . . . . . . . . . . . . . . . . .
     3.02   Organization and Qualifications. . . . . . . . . . .
     3.03   Due Authorization. . . . . . . . . . . . . . . . . .
     3.04   No Violation . . . . . . . . . . . . . . . . . . . .
     3.05   Financial Statements - The Company . . . . . . . . .
     3.06   No Undisclosed Liabilities . . . . . . . . . . . . .
     3.07   Absence of Certain Changes . . . . . . . . . . . . .
     3.08   Tax Matters. . . . . . . . . . . . . . . . . . . . .
     3.09   Title to Properties; Encumbrances; Condition . . . .
     3.10   Subsidiaries . . . . . . . . . . . . . . . . . . . .
     3.11   Inventory. . . . . . . . . . . . . . . . . . . . . .
     3.12   Receivables. . . . . . . . . . . . . . . . . . . . .
     3.13   Proprietary Rights . . . . . . . . . . . . . . . . .
     3.14   Litigation . . . . . . . . . . . . . . . . . . . . .
     3.15   Insurance. . . . . . . . . . . . . . . . . . . . . .
     3.16   Employee Benefit Plans . . . . . . . . . . . . . . .
     3.17   Contracts and Commitments. . . . . . . . . . . . . .
     3.18   No Breach. . . . . . . . . . . . . . . . . . . . . .
     3.19   Labor Relations. . . . . . . . . . . . . . . . . . .
     3.20   Compliance with Law. . . . . . . . . . . . . . . . .
     3.21   Hazardous Material . . . . . . . . . . . . . . . . .
     3.22   Environmental and Other Permits. . . . . . . . . . .
     3.23   Business Prospects . . . . . . . . . . . . . . . . .
     3.24   Bank Accounts. . . . . . . . . . . . . . . . . . . .
     3.25   Indebtedness of Affiliates . . . . . . . . . . . . .
     3.26   Disclosure . . . . . . . . . . . . . . . . . . . . .

     3.27   Brokers. . . . . . . . . . . . . . . . . . . . . . .
     3.28   Corporate Books and Records. . . . . . . . . . . . .

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF FOODBRANDS . . . .

     4.01   Organization . . . . . . . . . . . . . . . . . . . .
     4.02   Authorization. . . . . . . . . . . . . . . . . . . .
     4.03   Valid and Binding Agreement. . . . . . . . . . . . .
     4.04   No Violation . . . . . . . . . . . . . . . . . . . .
     4.05   Disclosure . . . . . . . . . . . . . . . . . . . . .
     4.06   Purchase for Investment. . . . . . . . . . . . . . .
     4.07   Brokers. . . . . . . . . . . . . . . . . . . . . . .

ARTICLE V   CERTAIN OBLIGATIONS OF THE PARTIES . . . . . . . . .

     5.01   Conduct of Business Pending the Closing. . . . . . .
     5.02   Other Obligations of Sellers Pending the
            Closing. . . . . . . . . . . . . . . . . . . . . . .
            (a)  Access. . . . . . . . . . . . . . . . . . . . .
            (b)  Other Transactions. . . . . . . . . . . . . . .
            (c)  Insurance . . . . . . . . . . . . . . . . . . .
            (d)  Interim Financial Statements. . . . . . . . . .
     5.03   Public Announcements . . . . . . . . . . . . . . . .
     5.04   HSR Act. . . . . . . . . . . . . . . . . . . . . . .
     5.05   Other Action . . . . . . . . . . . . . . . . . . . .
     5.06   Consents and Best Efforts. . . . . . . . . . . . . .
     5.07   Environmental Matters. . . . . . . . . . . . . . . .
            (a)  Audit . . . . . . . . . . . . . . . . . . . . .
            (b)  Remediation . . . . . . . . . . . . . . . . . .
            (c)  Compliance. . . . . . . . . . . . . . . . . . .
     5.08   Confidentiality. . . . . . . . . . . . . . . . . . .
     5.09   Notification of Certain Matters. . . . . . . . . . .
     5.10   Accounts with Affiliates . . . . . . . . . . . . . .
     5.11   Inventory. . . . . . . . . . . . . . . . . . . . . .
     5.12   Agency Designation . . . . . . . . . . . . . . . . .
     5.13   The Swap Payment and the First Option Payment. . . .
     5.14   Update of the Schedules. . . . . . . . . . . . . . .

ARTICLE VI  CONDITIONS TO OBLIGATIONS OF THE PARTIES . . . . . .

     6.01   HSR Act. . . . . . . . . . . . . . . . . . . . . . .
     6.02   No Injunction or Litigation. . . . . . . . . . . . .

ARTICLE VII CONDITIONS TO OBLIGATIONS OF FOODBRANDS. . . . .

     7.01   Representations and Warranties . . . . . . . . . . .
     7.02   Performance. . . . . . . . . . . . . . . . . . . . .
     7.03   Consents . . . . . . . . . . . . . . . . . . . . . .
     7.04   Agent's Certificate. . . . . . . . . . . . . . . . .
     7.05   Opinion of Counsel to Sellers. . . . . . . . . . . .
     7.06   Employment Agreement . . . . . . . . . . . . . . . .
     7.07   Documents. . . . . . . . . . . . . . . . . . . . . .
     7.08   Option Cancellation Agreement. . . . . . . . . . . .
     7.09   Swap Transaction . . . . . . . . . . . . . . . . . .

     7.10   No Material Adverse Change . . . . . . . . . . . . .

ARTICLE VIII CONDITIONS TO OBLIGATIONS OF SELLERS. . . . . . . .

     8.01   Representations and Warranties . . . . . . . . . . .
     8.02   Performance. . . . . . . . . . . . . . . . . . . . .
     8.03   Officers' Certificates . . . . . . . . . . . . . . .
     8.04   Opinion of Counsel to Foodbrands . . . . . . . . . .
     8.05   Consents . . . . . . . . . . . . . . . . . . . . . .
     8.06   Documents. . . . . . . . . . . . . . . . . . . . . .

ARTICLE IX  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION . .

     9.01   Survival of Representations. . . . . . . . . . .
     9.02   Statements as Representations. . . . . . . . . .
     9.03   Agreement to Indemnify . . . . . . . . . . . . .
            (a)  Sellers' Indemnification. . . . . . . . . .
            (b)  Foodbrands' Indemnification . . . . . . . .
     9.04   Limitation of Liability. . . . . . . . . . . . .
     9.05   Conditions of Indemnification. . . . . . . . . .

 ARTICLE X   TERMINATION; AMENDMENT AND WAIVER. . . . . . . .

     10.01  Termination of Agreement . . . . . . . . . .
     10.02  Effect of Termination. . . . . . . . . . . . . .
     10.03  Amendment, Extension and Waiver. . . . . . . . .

ARTICLE XI  MISCELLANEOUS. . . . . . . . . . . . . . . . . .

     11.01  Expenses; Taxes. . . . . . . . . . . . . . . . .
     11.02  Governing Law; Submission to Jurisdiction
            Waiver of Jury Trial . . . . . . . . . . . . . .
     11.03  Arbitration. . . . . . . . . . . . . . . . . . .
     11.04  Assignment . . . . . . . . . . . . . . . . . . .
     11.05  Entire Agreement . . . . . . . . . . . . . . . .
     11.06  Headings . . . . . . . . . . . . . . . . . . . .
     11.07  Notices. . . . . . . . . . . . . . . . . . . . .
     11.08  Counterparts . . . . . . . . . . . . . . . . . .
     11.09  Specific Performance . . . . . . . . . . . . . .
     11.10  Severability . . . . . . . . . . . . . . . . . .
     11.11  Knowledge. . . . . . . . . . . . . . . . . . . .
     11.12  Certain Definitions. . . . . . . . . . . . . . .


EXHIBITS

Exhibit A           List of Shareholders
Exhibit B           List of Option Holders
Exhibit C           Option Cancellation Agreement
Exhibit D           Election Notice
Exhibit E           Opinion of Sellers' Counsel
Exhibit F           Opinion of Foodbrands's Counsel


INDEX TO SCHEDULES

Schedule 3.01       Agreements and Restrictions Relating to
              Shares
Schedule 3.02       States Qualified to do Business
Schedule 3.04       Consents and Authorizations Required
Schedule 3.05       Financial Statements of the Company
Schedule 3.06       Additional Liabilities Not Disclosed in
                    Financial Statements
Schedule 3.07       Material Changes Since August 31, 1995
Schedule 3.08-1     Unpaid Taxes, Deficiencies and Other Tax
                    Matters
Schedule 3.08-2     List of Tax Returns
Schedule 3.09-1     Liens and Encumbrances on Property
Schedule 3.09-2     Real Property Leases
Schedule 3.12       Accounts Receivable Valuation and Reserve
                         Procedures
Schedule 3.13       Trademarks and Proprietary Rights
Schedule 3.14       Litigation
Schedule 3.15       Insurance
Schedule 3.16       Employee Benefit Plans
Schedule 3.17       Contracts and Commitments
Schedule 3.18       Defaults Under Contracts
Schedule 3.19       Collective Bargaining Agreements and Labor
                    Disputes
Schedule 3.21-1     List of Violations of Environmental Laws
Schedule 3.21-2     List of Environmental Reports
Schedule 3.21-3     Storage Tanks
Schedule 3.22       Environmental and Other Permits
Schedule 3.24       Bank Accounts
Schedule 3.25       Indebtedness of Affiliates
Schedule 5.01       Conduct of Business Pending the Closing

                                   STOCK
                            PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT (this "Agreement") has been made and entered into this 22nd day of November, 1995 by and among Foodbrands America, Inc. ("Foodbrands"), TNT Crust, Inc. ("TNT" or the "Company"), Roger LeBreck ("LeBreck"), Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P. and Morgan Stanley Capital Investors, L.P. (the "Partnerships"), BT Investment Partners, Inc., JSS Management Company, Ltd., Horst
W. Schroeder, Trustee of the Living Trust of Horst W. Schroeder dated May 24, 1985, or successor trustee and 780 Partners, a Wisconsin general partnership, shareholders of TNT (hereinafter referred to collectively as the "Shareholders"), with reference to the following circumstances:


A. The Shareholders are the sole owners and shareholders of all the capital stock of TNT, a corporation engaged in the production of pizza crusts.

          B. Foodbrands desires to acquire TNT and has agreed to do so, under the provisions of this agreement, by purchasing all of the issued and outstanding capital stock (the "Shares") of the Company. The Shareholders are sometimes referred to herein as the "Sellers" or individually as a "Seller."

          C.   The Shareholders have agreed to sell the Shares
(owned by each of the Shareholders as set forth on Exhibit A attached hereto) to Foodbrands under the provisions of this Agreement.

          ACCORDINGLY, the parties have entered into this Agreement for the purpose of prescribing the basis on which Foodbrands will acquire the Shares.


                                 ARTICLE I

                        PURCHASE AND SALE; CLOSING

          1.01 Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement, at the Closing (hereinafter defined), the Shareholders will sell, assign, transfer and deliver to Foodbrands the Shares, and Foodbrands agrees to purchase, receive, accept delivery of, and pay the Shareholders for the Shares.

          1.02 The Closing. The sale and purchase of the Shares and the other transactions contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of McAfee & Taft A Professional Corporation, 10th Floor, Two Leadership Square, 211 N. Robinson, Oklahoma City, Oklahoma 73102, at 10:00 a.m. Oklahoma City time on the later to occur of
(i) December 4, 1995 or (ii) three business days after the parties have received notice that the requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), have been satisfied, or at such other time and place as Foodbrands and the Shareholders, mutually agree upon in writing. The date of the Closing is referred to herein as the "Closing Date."


                                ARTICLE II

                              PURCHASE PRICE

          2.01 Purchase Price. The purchase price for the Shares shall consist of three components, the "Closing Date
Payment," the "Tax Refund Payment" and the "Earnout Payment."

               (a) The Closing Date Payment. The Closing Date Payment shall be an amount payable on the Closing Date calculated as follows: the sum of $55.5 million plus (i) the amount of cash and cash equivalents (herein referred to as the "Cash") in excess of $500,000 reflected on the books of account of the Company as of November 30, 1995 (net of all outstanding checks) herein referred to as the "Net Excess Cash" minus (ii) the sum of (a) the Company's indebtedness (herein the "Indebtedness") to Banker's Trust Company, as agent, under the Term and Revolving Credit Loan Agreement dated September 16, 1994 (the "Loan Agreement") as of November 30, 1995, and (b) the Company's indebtedness under its 12.45% ten year subordinated notes, to the Partnerships, dated September 16, 1994 (the "Subordinated Notes") as of November 30, 1995, (c) any other funded debt of the Company, whether or not incurred in repayment of the indebtedness described in Sections 2.01(a)(ii)(a) and 2.01(a)(ii)(b) or otherwise as of November 30, 1995, (d) the amount of the Swap Payment (as herein defined), (e) the amount of the First Option Payment (as herein defined), (f) the amount of the Company's accrued interest on its funded debt as of November 30, 1995, including PIK interest on the Subordinated Notes, (g) the amount, if any, by which Net Working Capital is less than zero, as of November 30, 1995, (h) the amount, if any, by which Cash is less than $500,000 as of November 30, 1995, (i) all costs to be paid by the Company in connection with the transaction contemplated by this Agreement; and (j) any estimated Income Taxes paid by the Company after November 30, 1995 and/or prior to the Closing Date (the "Closing Date Payment").

               (b)  The Tax Refund Payment.  The Tax Refund
Payment shall be a contingent payment equal to the total amount of federal or State of Wisconsin (if any) income tax refunds, including any interest paid by the respective Taxing Authority (as defined in Section 3.08(a)) included with such refunds received by the Company for any taxable period ending on or prior to the Closing Date (a "Pre-Closing Tax Year").

          Foodbrands will cause the Company to apply for all refunds of United States Federal and Wisconsin corporate income taxes ("Income Taxes") for the Pre-Closing Tax Years as soon as shall be practical after the Closing Date but in no event later than the dates the Tax Returns for the Pre-Closing Tax Year Ending as of the Closing Date are due together with extensions approved by the Agent, if any. The Agent shall have complete control over preparation of the Tax Returns and amendments of Tax Returns, relating to Income Taxes for which the Company is entitled to refunds, and for which Shareholders and Option Holders will be entitled to payments, if any, under this Section 2.01(b). Shareholders will cooperate with Foodbrands, the Agent and the Company and its designee in all reasonable ways in connection with the preparation or amendment of Tax Returns and audits of Tax Returns relating to Income Taxes for which the Company is entitled to refunds for which the Shareholders and the Option Holders will be entitled to payments, under this Section 2.01(b). Except for the First Option Payment and the Swap Payment, without the written approval of Foodbrands, Agent shall not be entitled to take any position with respect to a Tax Return for a Pre-Closing Tax Year which would have an adverse impact on any taxable period of Foodbrands or the Company beginning after the Closing Date.

          The Shareholders shall bear all costs associated with the filing of amended Tax Returns and/or claims for refunds that may be necessary or appropriate in order to obtain any Tax Benefit (as herein defined) pursuant to this Section 2.01(b) including, in the Agent's sole discretion, that a suit for refund in a district court or the Court of Claims is necessary to obtain such Tax Benefit provided, however, Foodbrands shall be responsible for all of such costs attributable to independent third party counsel or advisors it shall have engaged to assist it in connection with such filings. The Company and the Agent shall jointly handle, prosecute, compromise or settle any suit for a refund related to any Tax Benefit sought under this Section 2.01(b). The Agent for and on behalf of the Shareholders shall pay the amount of any such costs associated with such suit not later than ten (10) days after such costs are paid by the Company and Foodbrands has made demand upon the Agent therefor. For the purposes of this Section 2.01(b), the term Tax Benefit means the sum of the amount by which the Company is entitled to a refund for overpayment of Income Taxes plus interest, if any, for the Pre-Closing Tax Years.

          The Agent shall furnish Foodbrands with a non-foreign person affidavit on behalf of each of the Shareholders required by Section 1445 of the Code prior to the Closing.

          If Shareholders and Foodbrands disagree as to any matters in this Section 2.01(b), Shareholders and Foodbrands shall promptly consult with each other in an effort to resolve such dispute. If any such disagreement cannot be resolved within fifteen (15) days of the date of consultation, Coopers and Lybrand, L.L.P., Tulsa, Oklahoma ("Coopers"), certified public accountant to Foodbrands, shall act as an arbitrator to resolve such disagreement. Any expenses of Coopers relating to their engagement shall be paid by the non-prevailing party.

               (c) The Earnout Payment. The Earnout Payment shall be a contingent payment (payable only if certain future financial targets are achieved as provided in Section 2.04(b) below) equal to the sum of (i) the Net Sales (as herein defined) of the Company to Papa John's International ("Papa John's") and Mazzio's Corporation ("Mazzio's") and their successors or assigns during the Applicable Period multiplied by the product obtained by multiplying (x) seven times (y) the Applicable EBITDA Percentage, provided, however, such amount shall not exceed $6,500,000. The Company shall use reasonable good faith efforts to maximize sales to Papa John's and Mazzio's.

          2.02 Certain Definitions.  For the purpose of this
Article II, the following terms shall have the indicated definitions:

          "Applicable EBITDA Percentage" means the Company's
EBITDA during the Applicable Period divided by total sales of the Company during such period, determined in accordance with GAAP;
provided,  however, in no event will the Applicable EBITDA
Percentage be less than 25%.

          "Applicable Period" means any consecutive twelve (12) month period during the twenty-four month period after the Closing Date designated by the Agent as defined in Section 5.12 for purposes of determining net sales to Papa John's and Mazzio's.

          "Cash" shall have the meaning set forth in Section
2.01(a).

          "Closing Date Payment" shall have the meaning set forth in Section 2.01(a).

          "EBITDA" means the Company's earnings before interest, taxes, depreciation and amortization. In calculating EBITDA, no deductions shall be included for services or goods purchased from Foodbrands or any affiliate thereof at greater than fair value or for any corporate charges or allocations from Foodbrands or any affiliate thereof.

          "First Option Payment" means the First Option Payment as defined in the Option Cancellation Agreement.

          "GAAP" means generally accepted accounting principles consistently applied.

          "Income Taxes" shall have the meaning set forth in
Section 2.01(b).

          "Indebtedness" shall have the meaning set forth in
section 2.01(a).

          "Loan Agreement" shall have the meaning set forth in
Section 2.01(a).

          "Net Excess Cash" shall have the meaning set forth in
Section 2.01(a).

          "Net Sales" means sales less credit memos, discounts, advertising allowances and other similar credits offered in the ordinary course of business.

          "Net Working Capital" means the Company's current assets using the value of the Inventory as determined in accordance with Section 5.11 (excluding Net Excess Cash) less its current liabilities (excluding the current maturities of long-term debt and accrued interest on long-term debt) determined by GAAP.

          "Option Cancellation Agreement" means the Option
Cancellation Agreement substantially in the form attached hereto as Exhibit C and made a part hereof.

          "Option Holders" means those Company employees and affiliates holding the Options listed on Exhibit B attached hereto and made a part hereof.

          "Option Holder Tax Refund Payment" means the product obtained by multiplying (i) the Tax Refund Payment by (ii)
 .0958739.

          "Options" means the 93,193.7 outstanding stock options awarded by the Company to be cancelled prior to the Closing Date in accordance with the Option Cancellation Agreement.

          "Second Option Payment" means the product obtained by multiplying (i) the Earnout Payment by (ii) .0958739.

          "Shareholder Earnout Payment" means the product obtained by multiplying (i) the Earnout Payment by (ii) .9041261.

          "Shareholder Tax Refund Payment" means the product obtained by multiplying (i) the Tax Refund Payment by (ii)
 .9041261.

          "Subordinated Notes" shall have the meaning set forth in Section 2.01(a).

          "Swap Payment" means the amount paid by the Company to terminate its interest rate swaps which hedge the Company's interest rate exposure under the Indebtedness.

          "Tax Refund Payment" means all payments received by the Company as described in Section 2.01(b).

          2.03 Payment of the Indebtedness, the Swap Payment and the First Option Payment. At the Closing, Foodbrands shall pay or cause the Company to pay and be released from all of the Company's Indebtedness under the Loan Agreement and the indebtedness under the Subordinated Notes. Prior to the Closing, the Company shall (i) make the Swap Payment and (ii) pay the First Option Payment to those Company employees and affiliates who are entitled thereto (the "Option Holders") listed on Exhibit B attached hereto and made a part hereof.

          2.04 Payment of the Closing Date Payment, The Tax
Refund Payment and The Earnout Payment.  The Closing Date
Payment, The Tax Refund Payment and The Earnout Payment shall be paid by Foodbrands or the Company in the following manner:

               (a) Determination of the Closing Date Payment. The Closing Date Payment as defined in Section 2.01(a) shall be determined by the Company on the Closing Date and certified by the Company's president (the "Closing Date Payment Certificate"). The Closing Date Payment Certificate shall set forth the Closing Date Payment and separately show the calculations each factor considered in the Closing Date Payment as described in Section
2.01(a).    The Closing Date Payment as set forth in the Closing
Date Payment Certificate shall be paid to the Shareholders in a lump sum by wire transfer of readily available funds to an account designated by the Agent prior to the Closing Date (the "Payment Account"). Foodbrands and the Agent (on behalf of the Shareholders) shall have twenty (20) business days from the Closing Date and the receipt of the Closing Date Payment Certificate in which to object to the calculations of the Closing Date Payment by providing written notice to the other of its objections to such calculations. The resolution of any dispute regarding the calculations of the Closing Date Payment shall be resolved by the accounting firm of Arthur Andersen, L.L.P., Milwaukee, Wisconsin ("Arthur Andersen"), whose decision shall be final, within ten (10) business days after receipt of a written request from either Foodbrands or the Agent. Arthur Anderson's costs associated with such determination shall be charged and paid for by the non-prevailing party. If within five (5) business days of receipt by Foodbrands and the Agent of Arthur Andersen's review of the Company's calculations of the Closing Date Payment, there is any difference in the amount of the Closing Date Payment as determined by Arthur Andersen from that paid by Foodbrands at Closing, Foodbrands on the one hand, and the Shareholders on the other hand, shall make appropriate payment, each to the other, to reconcile any such difference.

               (b) The Tax Refund Payment. Within five (5) business days after receipt of any Tax Refund Payment, the Company shall deliver to each Shareholder and Option Holder its/his/her Shareholder Tax Refund Payment or Option Holder Tax Refund Payment, as the case may be, by check, to the Agent.

               (c) The Earnout Payment. Within thirty-five (35) days after the end of each month, Foodbrands shall cause the Company to furnish the Agent separate financial statements of the Company for each of the twenty-four (24) consecutive months following the Closing Date (the "Earnout Payment Statements"). The Earnout Payment Statements shall be prepared in accordance with Section 2.05 and shall consist of a balance sheet and a statement of operations, a listing of sales during the period to Papa John's and Mazzio's, and a calculation of EBITDA during (i) the current period and (ii) the previous eleven (11) periods once twelve (12) periods have elapsed since the Closing Date. Within five (5) days after the receipt of the final Earnout Payment Statement the Agent shall advise Foodbrands of the twelve (12) month period selected as the Applicable Period. Within twenty
(20) days after receipt of the final Earnout Payment Statement, Foodbrands shall provide the Agent in writing (the "Earnout Payment Certificate") with its calculation of the Earnout Payment, if any, and if there is no Earnout Payment, an explanation thereof. The Agent shall have twenty (20) business days after receipt of the Earnout Payment Certificate and the calculation of the Earnout Payment in which to object on behalf of the Shareholders and the Option Holders to the calculation as reflected on the Earnout Payment Certificate by providing written notice to Foodbrands of its objections to such calculations. The resolution of any dispute regarding the calculations of the Earnout Payment shall be resolved by Coopers whose decision shall be final, within ten (10) business days after receipt of a written request from the Agent. The Coopers' cost associated with such determination shall be charged and paid for by the non-prevailing party. Within fifteen (15) business days after receipt by the Agent of the Earnout Payment Certificate and the Agent has not objected to the calculation of the amount of the Earnout Payment or within fifteen (15) business days after receipt by Foodbrands and the Agent of Coopers' calculations of the Earnout Payment, each Shareholder and Option Holder shall deliver to Foodbrands the "Election Notice" in the form of Exhibit D hereto attached. On or before ten (10) business days following receipt by Foodbrands of the Election Notice, Foodbrands shall pay to each Shareholder its proportionate percentage of the Shareholder Earnout Payment as reflected on Exhibit A by check and each Option Holder his proportionate percentage of the Second Option Payment as directed in writing by the Agent;provided, however, if a Shareholder or Option Holder gives the Election Notice that the stock option provision is being exercised, then the payment shall not be made to the electing Shareholder or Option Holder and the provisions of
Section 2.04(d) shall apply.

               (d) Foodbrands Share Option. Subject to the securities laws conditions set forth in Section 2.04(e) each of the Shareholders and Option Holders shall have the option to exchange his, her/its portion of the Earnout Payment for Foodbrands common stock on the basis of the average of the closing price per share of Foodbrands common stock as reported by the National Markets System of NASDAQ in the Wall Street Journal Southwest Edition for the three trading days following the first public announcement after execution of this Agreement relating to the transaction contemplated by this Agreement (the "Option Price"). A Shareholder or Option Holder shall exercise the option by executing and delivering to Foodbrands the Election Notice within fifteen (15) days after the delivery by Foodbrands of the Earnout Payment Certificate. Upon exercise and subject to the provisions of Section 2.04(e), Foodbrands shall issue to the electing Shareholder or Option Holder the number of shares obtained by dividing the Option Price into the amount of the Earnout Payment due the Shareholder or Option Holder, rounded downward to the nearest whole share (the "Option Shares"). No fractional shares shall be issued and Foodbrands shall pay the Shareholder or Option Holder for any resulting fraction on the basis of the Option Price by check.

               (e) Securities Laws Conditions. Foodbrands shall not be obligated to issue the Option Shares to any Shareholder unless it can do so on reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended, and the regulations promulgated thereunder (the "1933 Act") and any applicable state securities law. It is currently contemplated that exemptions will exist such as those presently provided for by Regulation D of the 1933 Act ("Reg. D") and all parties to this Agreement hereby agree to use their respective reasonable efforts to comply with Reg. D., as Reg. D applies to such party. Each electing Seller will be required to represent and warrant to Foodbrands that the Option Shares are being acquired for investment and not with a view to distribution or resale, will be required to make representations and warranties regarding other factual matters to satisfy the applicable securities laws exemption from registration, and will be subject to holding periods as prescribed by the 1933 Act. Nothing in the foregoing to the contrary, all holders of Option Shares shall be entitled to those registration rights as provided in the Election Notice.

               (f) Payment of Interest. In the event all or any portion of the Tax Refund Payment or Earnout Payment becomes the subject of any dispute, the nonprevailing party, as determined by Coopers, shall pay interest on any disputed amounts at an annual interest rate of nine percent (9%) for the period from which the Tax Refund Payment was received with respect to Tax Refund Payments and the twenty-four (24) month anniversary of the Closing Date with respect to Earnout Payments, until such time as the disputed amounts are paid to the prevailing party.

          2.05 Business and Accounting Practices and Procedures. Beginning after the Closing and so long as the Earnout Payment is being earned, Foodbrands shall (i) maintain the Company and its business and properties as a separate business entity, although nothing herein contained shall preclude Foodbrands from liquidating the Company or merging the Company into it or a subsidiary of Foodbrands as long as the business and properties of the Company are separately accounted for, (ii) maintain complete and accurate books and records of the Company's business, properties and transactions and (iii) cause monthly, quarterly and annual financial statements to be prepared on a basis consistent with Foodbrands' consolidated financial statements, all in accordance with GAAP except for statements of cash flow, applicable footnotes and normal year-end adjustments, consistently applied; provided that, to the extent the accounting practices of Foodbrands would result in a change to the accounting practices of the Company and the existing accounting practices of the Company continue to be in accordance with GAAP, the accounting practices of the Company will be followed. Notwithstanding the foregoing, for the purposes of calculating the components of the Earnout Payment including EBITDA with respect to intercompany transactions between the Company and subsidiaries or divisions of Foodbrands and the relocation of production facilities and capacities from or to the Company's facilities, the revenues and expenses to be allocated to the Company shall be as agreed between Foodbrands and Agent from time to time. In the event Foodbrands and the Agent are unable to reach an agreement as to the reasonable allocation of revenues and expenses, then such dispute shall be submitted to Coopers in accordance with the provisions of Section 2.04(b). Coopers shall determine the reasonable allocation of revenue and expenses which determination shall be conclusive on Foodbrands and the Shareholders. Coopers' costs associated with such determination shall be paid by the non-prevailing party.


                                ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF SELLERS

          Sellers hereby jointly and severally, except as to Sections 3.01(a), 3.03, 3.04 and 3.27 as such Sections apply severally to each Seller and not jointly as to each Seller, represent and warrant to Foodbrands as of the date hereof and as of the Closing as follows:

          3.01  Ownership of Shares; Equity Capital Structure.

               (a) Sellers are the record and beneficial owners of, and upon consummation of the transactions contemplated hereby Foodbrands will acquire, good, valid and marketable title to, the Shares free and clear of all liens, claims, options, pledges, security interests, charges, encumbrances, equities, agreements and restrictions whatsoever except as provided in Section 180.0622(2)(b) of the Wisconsin Statutes and the cases decided thereunder. Sellers also represent that the Shareholders or their respective predecessors in interest paid the Company not less than par value for the Shares.

               (b) The authorized capital stock of the Company consists solely of 1,240,000 shares of common stock, $.10 par value, 878,850 of which shares are issued and outstanding and 10,000 shares of preferred stock, $.10 par value, of which none is issued or outstanding. The Shares constitute all of the issued and outstanding shares of capital stock of the Company and are owned by Sellers as set forth opposite each Seller's name on Exhibit A hereto.

               (c) There are not now (except as set forth on Schedule 3.01 delivered by Sellers to Foodbrands upon the execution of this Agreement), and at the Closing there will not be, any shares of capital stock of the Company issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other rights or other agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company, or otherwise obligating the Company to issue, transfer or sell any of its respective securities or other instruments convertible into or exchangeable or exercisable for any securities of the Company. There are no (except as described on Schedule 3.01), and at the Closing there will not be, any voting trusts or other agreements or understandings to which Sellers or the Company is a party or is bound with respect to the voting or transfer of the capital stock of the Company other than this Agreement. Except for the Option Cancellation Agreement, there are not now, and at the Closing there will not be, outstanding contractual or other obligations of the Company to repurchase, redeem or otherwise acquire the Shares or any shares of capital stock of the Company.

          3.02 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of Wisconsin and has the requisite power and authority to carry on its business as it is now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each state where the character of the property owned by it or the nature of its activities makes such qualifications necessary except where the failure to be so qualified would not have a material adverse effect upon the business, properties or results of operation of the Company.
Schedule 3.02 delivered by Sellers to Foodbrands upon the execution of this Agreement sets forth each state where the Company is qualified to do business.

          3.03 Due Authorization. Each of the Sellers and the Company has full power and authority to enter into and perform this Agreement and all other agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement have been, and the execution, delivery and performance by the Company of all other agreements and transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate action on the part of the Company. This Agreement has been, and the other agreements contemplated hereby, when executed, will be, duly executed and delivered by Sellers and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, this Agreement constitutes and, when executed, each of the other agreements contemplated hereby will constitute, a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally from time to time and to general principles of equity.

          3.04 No Violation. To the knowledge of Sellers, except as set forth in Schedule 3.04 delivered by Sellers to Foodbrands upon the execution of this Agreement, and except for compliance with the notice filing requirements of the HSR Act, which Foodbrands and Sellers will complete prior to the Closing Date, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(a) violate or conflict with any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment or decree applicable to any of the Sellers or the Company or by which any of their respective properties may be bound or affected, (b) violate or conflict with any provisions of the Articles of Incorporation or Bylaws of the Company, (c) constitute a violation of or a default or breach (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, accelerate the performance required by, or give rise to any right of termination, acceleration, cancellation, or amendment under, or result in the creation of any mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances, restrictions, charges or claims of any kind (whether absolute, accrued, contingent or otherwise) (collectively, "Liens") upon the Company or any of its assets or have any other adverse effect under, any term or provision of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which the Company is a party or by which any of its assets or properties may be bound, subject or affected, or
(d) cause, or give any person grounds to cause (with or without notice, the passage of time, or both), the maturity of any debt, liability or obligation of the Company to be accelerated or increase any such liability or obligation of the Company. Except for compliance with the notice filing requirements of the HSR Act, and except as set forth in Schedule 3.04, no filing with, notification to, and no permit, consent, approval, authorization or action by any federal, state, local, foreign or other governmental agency, instrumentality, commission, authority, board or body (collectively, a "Governmental Agency") is required in connection with the execution, delivery and performance by the Sellers and the Company of this Agreement, or the consummation by Sellers and the Company of the transactions contemplated hereby.
Schedule 3.04 lists and describes all consents, approvals, authorizations or orders of any Governmental Agency or other third party necessary for the authorization, execution and delivery by the Sellers and the Company of this Agreement and the consummation of the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a tortious interference by Sellers or the Company with any contract or business relationship to which Sellers or the Company is a party.

          3.05 Financial Statements - The Company. Attached hereto as Schedule 3.05 delivered by Sellers to Foodbrands upon the execution of this Agreement, are (i) the audited balance sheets of the Company as of August 31, 1995, (the "Company Balance Sheet") and August 31, 1994, (ii) the related statements of operations, statements of changes in shareholders' equity and statements of cash flows of the Company for the years then ended,
(iii) the unaudited balance sheet of the Company as of October 31, 1995 (the "Interim Balance Sheet") and (iv) the related statements of operations (the financial statements referred to in the preceding clauses (i) and (ii) are collectively referred to as the "Audited Financial Statements" and shall be presented together with all related notes and schedules thereto, and accompanied by the reports thereon of the Company's independent accountants; the financial statements referred to in the preceding clauses (iii) and (iv) are collectively referred to as the "Unaudited Financial Statements"). All such balance sheets (and the footnotes and schedules thereto) (x) fairly present the financial position of the Company as of the respective dates thereof and (y) have been prepared in accordance with GAAP applied on a consistent basis, except in the case of the Unaudited Financial Statements for the omission of all footnote disclosures and normal year-end adjustments. All such statements of operations fairly present the results of operations of the Company for the respective periods indicated, in accordance with GAAP applied on a consistent basis, except in the case of the Unaudited Financial Statements for the omission of all footnote disclosures and normal year-end adjustments.

          3.06 No Undisclosed Liabilities. To the knowledge of Sellers, the Company has no liabilities or obligations, except
(i) as and to the extent of the amounts reflected or reserved against in the Company Balance Sheet or in the Interim Balance Sheet, (ii) as set forth in Schedule 3.06 delivered by Sellers to Foodbrands upon the execution of this Agreement, or (iii) liabilities and obligations incurred in the ordinary course of business and consistent with past practices since the date of the Company Balance Sheet. Except as provided in the preceding sentence, Sellers know of no reasonable basis for the assertion against the Company of any liability or obligation not fully reflected or reserved against in the Company Balance Sheet or in the Interim Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the dates thereof.

          3.07 Absence of Certain Changes. To the knowledge of Sellers, except as set forth in Schedule 3.07 delivered by Sellers to Foodbrands upon the execution of this Agreement, since August 31, 1995 the business of the Company has been operated in the usual and ordinary course, consistent with past practices.
As amplification and not limitation of the foregoing, except as set forth in Schedule 3.07, since August 31, 1995, there has not been:

          (a) any material adverse change in the business, operations or financial position of the Company from that reflected in the Audited Financial Statements;

          (b) any amendment, modification or termination of any existing, or entry into any new, contract, agreement, plan, lease, license, permit or franchise which is, either individually or in the aggregate, material to the business, operations, prospects or financial position of the Company;

          (c) any increase granted, promised or announced in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company to any of its employees;

          (d) any disposition of any asset of the Company not in the ordinary course of business which had a fair market or net book value at the time of disposition of $100,000 or more or in the aggregate of $250,000;

          (e) any labor dispute related to the business, operations, prospects or financial position of the Company;

          (f) any incurrence of any liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due) by the Company except to the extent incurred in the ordinary course of business and consistent with past practice; or any increase of, or any experience of any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

          (g) any payment, discharge or satisfaction of any material claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due) of the Company other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, including liabilities and obligations (i) reflected or reserved against in the Company Balance Sheet, (ii) incurred in the ordinary course of business and consistent with past practice since the date of the Company Balance Sheet, or
(iii) incurred prior to the date of the Company Balance Sheet in the ordinary course of business and consistent with past practices;

          (h) any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except for liens for current taxes not yet due or other statutory liens for obligations not yet due, placed, permitted or, if not in existence on August 31, 1995, allowed to exist on any property or assets (real, personal or mixed, tangible or intangible) of the Company;

          (i) any capital expenditure or commitment for capital expenditures by the Company which individually per item exceeds $10,000, or $50,000 in the aggregate, for replacements of and additions to property, plant, equipment or intangible capital assets;

          (j) any payment, loan or advance of any amount by the Company, to, or sale, transfer or lease of any properties or assets (real, personal or mixed, tangible or intangible) by the Company to, or any agreement or arrangement by the Company with, Sellers or any of their affiliates or associates;

          (k) any failure to replace or replenish Inventory as such Inventory may have been depleted from time to time, collect accounts receivable, pay accounts payable or otherwise manage its working capital accounts in the ordinary course of business and in a manner consistent with past practices;

          (l) any failure to pay any creditor any amount owed to such creditor when due, other than in the ordinary course of business consistent with past practice or except for matters being contested in good faith;

          (m) any redemption of any of the capital stock of the Company or any declaration or payment of any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of the Company or otherwise;

          (n) any issuance or sale of capital stock, notes, bonds or other securities, or options, warrants or other rights to acquire the same, of, or any other interest in, the Company;

          (o) any agreement, arrangement or transaction with any directors, officers, employees or shareholders of the Company (or with any relative, beneficiary, spouse or affiliate of such person);

          (p) any writedown or writeup of (or failure to write down or write up in accordance with GAAP consistent with past practice) the value of any inventories or receivables or revaluation of any assets of the Company other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

          (q) any change in any method of accounting or accounting practice or policy used by the Company, other than such changes required by GAAP;

          (r) any failure to maintain the material assets of the Company in accordance with good business practice and in good operating condition and repair, ordinary wear and tear excepted;

          (s) any lapse or termination of any material Permit (as herein defined) that was issued or relates to the Company or otherwise relates to any asset of the Company or any failure to renew such Permit or any insurance policy that is scheduled to terminate or expire within forty-five (45) calendar days after the Closing Date;

          (t) any express or deemed election or settlement or compromise of any liability with respect to Taxes of the Company;
or

          (u) any agreement, whether in writing or otherwise, to take or refrain from taking any action which, if taken or omitted to be taken subsequent to August 31, 1995, would render any of the representations or warranties set forth in this Section 3.07 untrue or incorrect.


          3.08  Tax Matters.

          (a) The Company properly prepared and filed with the appropriate governmental or taxing agency or authority ("Taxing Authority"), all Tax Returns (as defined below) which are or were required to be filed by the Company prior to the date of this Agreement and will file all Tax Returns which are required to be filed by the Company with respect to all taxable periods which have ended or end after the date of this Agreement and on or prior to the Closing Date. Except as set forth in Schedule 3.08-1 delivered by Sellers to Foodbrands upon the execution of this Agreement, the Company has paid, or shall cause to be paid, when due and payable, all Taxes (as defined below) that are shown to be due and payable on the Tax Returns described above. Except as set forth in Schedule 3.08-1, the reserves and allowances for Taxes required by Section 3.08(d) hereof shall include all Taxes payable with respect to any Tax Returns of the Company (i) referred to in this Section 3.08(a) or (ii) commencing after the date of this Agreement but ending on or prior to the Closing Date.

          (b) Except as set forth on Schedule 3.08-1: (i) no adjustment or deficiency relating to any Tax Return described in
Section 3.08(a) hereof has been proposed by any Taxing Authority (insofar as either relates to the activities or income of the Company or could result in liability of the Company on the basis of joint and/or several liability); (ii) there are no pending or, to the knowledge of Sellers, threatened actions or proceedings for the assessment or collection of Taxes against the Company;
(iii) the Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the "Code") during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (iv) the Company is not subject to any accumulated earnings tax penalty or personal holding company tax.

          (c) Schedule 3.08-2 lists and describes: (i) all Tax Returns filed with respect to the Company for the most recent taxable periods ended on or before Closing, indicating (A) the jurisdictions to which the Tax Returns relate, (B) the most recent Tax Return for each relevant jurisdiction (excluding county) for which an audit has been completed or the statute of limitations has lapsed, and (C) all Tax Returns that currently are the subject of audit; (ii) the amount of any unused net operating loss, net capital loss, foreign tax credit, other tax credits, or excess charitable contribution allocable to the Company, and the tax periods to which those losses, credits, and contributions relate in each case as shown on any Tax Return; and
(iii) any partnership or joint venture of which the Company has been a member, or any trust in which the Company has had a beneficial interest, during any tax period for which the statute of limitation for assessment of Taxes has not expired prior to the Closing.

          (d) Except as described in Schedule 3.08-1, on the Company Balance Sheet, reserves and allowances have been provided, and on the books of account and on the Interim Balance Sheet and on any other balance sheet required to be delivered by Sellers to Foodbrands hereunder reserves and allowances will be provided, in each case adequate to satisfy all liabilities for Taxes relating to the Company for periods through the Closing Date (without regard to the materiality thereof).

          (e) No deficiency for Taxes has been assessed against the Company which has not been paid in full.

          (f) There are no liens for Taxes upon the assets of the Company except for liens for Taxes not yet due.

          (g) Notwithstanding the foregoing representations regarding Taxes and Tax Returns described in this Section 3.08, Sellers represent and warrant that with respect to all taxable years ended on and prior to August 31, 1995 the Company shall owe no additional Taxes under the Code and applicable state tax statutes and regulations promulgated thereunder except those that have been paid or as to which proper and adequate reserves and allowances have been provided.

          (h) The term "Tax Return," as used in this Agreement, shall include any report, return, rendition or other document or information required to be supplied to a federal, state, local or foreign Taxing Authority in connection with Taxes.

          (i) The term "Taxes," as used in this Agreement, shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, net worth, gross receipts, excise, customs duties, withholding, Social Security (or similar tax), disability, registrations, business and/or occupation, personal property, real property transfer, use, service, license, payroll, franchise, sales, withholding or employment taxes imposed by the United States or any state, local or foreign government or subdivision or agency thereof whether computed on a separate, consolidated, unitary, combined or any other basis, value added, alternative or add on minimum, estimated on other tax of any kind whatsoever including all interest, additions, and penalties thereon.

          3.09  Title to Properties; Encumbrances; Condition.

          (a) The Company has good, valid and marketable title to all the assets, rights and property, real, personal or mixed, tangible or intangible, owned, used or useful in the operations of the Company, including, without limitation, (i) all the assets reflected in the Company Balance Sheet (except for assets disposed of since August 31, 1995 by the Company in the ordinary course of business) and (ii) all tangible and intangible assets, agreements, leases, licenses, and permits used by or useful to the Company which exist or are in effect as of the date hereof free and clear of all Liens, except (w) as set forth in Schedule 3.09-1 delivered by Sellers to Foodbrands upon the execution of this Agreement, (x) Liens for current Taxes not yet delinquent and Taxes for which adequate provision is made in the Company Balance Sheet, (y) statutory liens for obligations not yet due and (z) minor imperfections of title and encumbrances, if any, the total of which is not substantial in amount and which do not materially detract from the value of the property subject thereto and do not impair the use of such properties and assets or the business and operations of the Company (such Liens referred to in clauses (w), (x), (y) and (z) of this sentence are hereinafter referred to as "Permitted Liens").

          (b) Except as set forth on Schedule 3.09-1, all equipment of the Company used in connection with the operation of the manufacturing facility located at 1438 Cedar Street, Green Bay, Wisconsin 54302 and the manufacturing facility located at 508 Elizabeth Street, Green Bay, Wisconsin 54302 (the "Facilities") are owned by the Company and are structurally sound, in good operating condition and repair, ordinary wear and tear excepted, and not in need of repair, other than ordinary and routine repairs. To the knowledge of the Sellers, neither of the Facilities contains a material latent or other material defect other than defects resulting from ordinary wear and tear.

          (c) Schedule 3.09-2 contains a list of all material real property leases and subleases to which the Company is a party all of which are in full force and effect and are not in default and to the knowledge of Sellers or the Company no event has occurred such that with the giving of notice or the passage of time, or both, would give rise to an event of default.

          (d) The assets of the Company, whether real or personal, tangible or intangible, presently owned or leased by the Company are sufficient for the operation of the business of the Company as presently conducted.

          3.10 Subsidiaries. The Company does not own, directly or indirectly, legally or beneficially any interest in any entities, corporations, partnerships, or joint ventures or otherwise. Sellers have provided to Foodbrands a true and complete copy of the Articles of Incorporation of the Company and any amendments or addendums thereto (the "Articles"). The Company has not waived or amended any provisions of the Articles.

          3.11 Inventory. The inventory of finished product, raw materials and supplies (the "Inventory) of the Company consists of a quality and quantity usable and salable in the ordinary course of business without discount or reduction except in the ordinary course of business consistent with past practices and subject to normal and customary allowances in the food industry for spoilage, damage and outdated items. The quantities of the Company's Inventory are reasonable and warranted in the present and anticipated circumstances of its business. The values at which all Inventories are carried on the Company Balance Sheet reflect the historical inventory valuation policy of the Company of stating such Inventories at the lower of cost or market on a first in, first out basis. The Company is not under any obligation or liability with respect to accepting returns of Inventory or merchandise in the possession of their customers other than in the ordinary course of business consistent with past practice. No clearance or extraordinary sale of the Inventories has been conducted since August 31, 1995 other than in the ordinary course of business consistent with past practices. The Company has not acquired or committed to acquire Inventory for sale which is not of a quality and quantity usable in the ordinary course of business within a reasonable period of time and consistent with past practice, nor has the Company changed the price of any Inventory except for (i) price reductions to reflect any reduction in the cost thereof to the Company, (ii) reductions and increases responsive to normal competitive conditions and consistent with the Company's past sales practices and (iii) increases to reflect any increase in the cost thereof to the Company. To the knowledge of Sellers, all of the Inventory of the Company: (a) complies with the Federal Food, Drug and Cosmetic Act, as amended (the "FDA Act"), the Nutrition Labeling and Education Act Amendments of 1993, (b) are not adulterated or misbranded within the meaning of the FDA Act (c) are not prohibited from introduction into interstate commerce under Section 404 or 505 of the FDA Act and (d) do not contain a misbranded hazardous substance or a banned hazardous substance.

          3.12 Receivables. Schedule 3.12, delivered by Sellers to Foodbrands upon the execution of this Agreement, sets forth the basis on which the receivables of the Company are valued and the reserve for uncollectible receivables are determined. Except as disclosed in Schedule 3.12 or to the extent, if any, reserved for on the Company Balance Sheet or the Interim Balance Sheet, all receivables reflected on the Company Balance Sheet arose from, and the receivables existing on the Closing Date will have arisen from, the sale of Inventory or services to persons not affiliated with Sellers or the Company and in the ordinary course of its business consistent with past practice. To the knowledge of Sellers, except as reserved against on the Company Balance Sheet or the Interim Balance Sheet, the receivables referred to in the preceding sentence constitute or will constitute, as the case may be, valid receivables, and not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. To the knowledge of Sellers, all receivables reflected on the Company Balance Sheet or arising from the date thereof until the date of this Agreement or which shall arise from the date of this Agreement to the Closing (subject to the reserve for bad debts reflected on the books and records of the Company as of the date of this Agreement and as of the Closing Date which reserve shall be consistent with past practice of the Company, and except as disclosed or which shall be disclosed in Schedule 3.12) are or will be good and have been collected or are or will be collectible through the utilization of collection efforts in the ordinary course of business consistent with past practice.

          3.13 Proprietary Rights. The Company does not own or use under licenses from others any trademarks, trade names, assumed names, service marks, logos, patents, patent applications, copyrights and copyright registrations, or applications therefor, except as listed on Schedule 3.13 (collectively, the "Proprietary Rights") delivered by Sellers to Foodbrands upon the execution of this Agreement; and no other Proprietary Rights are used in or are necessary for the conduct of the Company's business as presently conducted. To the knowledge of Sellers, no Proprietary Rights used by the Company conflict with or infringe any similar rights of any other person. Except as set forth on Schedule 3.13, no claims have been asserted by any person with respect to the ownership, validity, license, use of the Proprietary Rights by the Company and, to the knowledge of Sellers and the Company, there is no basis for any such claim. The consummation of the transactions contemplated hereby will not alter or impair any of the Proprietary Rights.

          3.14 Litigation. Except as listed on Schedule 3.14 delivered to Foodbrands by Sellers upon the execution of this Agreement, there is no action, suit, proceeding or, to the best knowledge of the Sellers, investigation, pending or, to the best knowledge of the Sellers, threatened against the Company at law or in equity, or before any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality (the "Litigation Matters"). The Company is not subject to any order, judgment, decree or obligation which would limit the ability of the Company to operate its business in the ordinary course. Schedule 3.14 also identifies those Litigation Matters which are covered by insurance.

          3.15 Insurance. (a) Schedule 3.15 delivered by Sellers to Foodbrands upon the execution of this Agreement, sets forth a complete description (name of the insurer, policy number, premiums, type of insurance, etc.) with respect to all policies of fire, liability, product liability, worker's compensation, health, property, casualty and bond and surety arrangements and other forms of insurance presently in effect with respect to the Company (true and complete copies of policies with respect to the Company have heretofore been delivered to Foodbrands) under which the Company has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past three years.

          (b) With respect to each insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect;
(ii) to the knowledge of Sellers, the Company is not in breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification, under the policy; and (iii) no party to the policy has repudiated, or given notice of an intent to repudiate, any provision thereof.

          (c) No insurance policy listed on Schedule 3.15 will cease to be legal, valid, binding, enforceable in accordance with its terms and in full force and effect on terms identical to those in effect as of the date hereof as a result of the consummation of the transactions contemplated by this Agreement.

          3.16 Employee Benefit Plans. Except as otherwise set forth on Schedule 3.16 delivered by Seller to Buyer upon the execution of this Agreement:

          (a) the Company does not currently sponsor, maintain or participate in and are not required to contribute to any employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 as amended ("ERISA"), any multiemployer plan ("Multiemployer Plans") as defined in Section 3(37)(A) or (D) of ERISA, any incentive compensation plan, bonus plan, deferred compensation agreement or arrangement, stock option, stock bonus and stock purchase plan or to any other employee benefit plan (whether or not subject to ERISA), program or arrangement of any kind whatsoever which provides or is obligated to provide any kind of benefit (such plans, benefit programs and agreements (excluding Multiemployer Plans) are collectively referred to herein as the "Benefit Plans"). For the purpose of this Section 3.16, references to the Company shall also include any entity affiliated with the Company under Sections 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (excluding any foreign affiliate of the Company);

          (b) all obligations of the Company, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds or to any governmental agency or to any Benefit Plans or Multiemployer Plans have been paid, or adequate accruals for such payments have been made by the Company on its books of account as of August 31, 1995, except accruals for such payments attributable solely to events occurring subsequent to August 31, 1995, all of which accruals will have been made by the Company on its books of account as of the date of this Agreement and which shall be made from the date of this Agreement to the Closing Date;

          (c) all reports relating to the Benefit Plans required to be filed with or furnished to any governmental body, agency or court by the Company to the participants or beneficiaries prior to the date hereof have been timely filed or furnished in accordance with applicable law;

          (d)  there are no actions, suits or claims pending
(other than routine claims for benefits), or to the knowledge of the Seller or the Company, threatened against any of the Benefit
Plans or against the assets of any of such Benefit Plans;

          (e) the Benefit Plans and related trust agreements, if any, are valid and in full force and effect. Other than in respect of qualification requirements still subject to the remedial amendment period under Section 401(b) of the Code, the Internal Revenue Service has issued a favorable determination with respect to each Benefit Plan (and all amendments thereto) which may be and is intended to be qualified under Section 401(a) of the Code and no event has occurred since such favorable determinations which, to the knowledge of the Seller or the Company, adversely affects any such prior determination;

          (f) each Benefit Plan which is a "welfare benefit plan" (as defined in Section (3)(1) of ERISA) is either (i) unfunded or (ii) funded through insurance contracts;

          (g)  the Company does not participate in any
Multiemployer Plan or in any employee Benefit Plan which provides health and welfare benefits, and the Company does not have any withdrawal liability with respect to any such Benefit Plan or Multiemployer Plan and neither the Sellers nor the Company has any knowledge that would render such representation inaccurate. Neither Sellers nor the Company has committed any act or acts or will commit any act or acts prior to Closing which has effected or will effect, or could be reasonably expected to effect a partial or complete withdrawal as such terms are defined under ERISA from any Multiemployer Plan or Benefit Plan;

          (h) the Company (i) has not experienced any reportable event within the meaning of ERISA or other event or condition which presents a material risk of the termination of any pension Benefit Plan by the Pension Benefit Guaranty Corporation ("PBGC"); (ii) to the knowledge of Sellers, has not had any tax imposed on it by the Internal Revenue Service for any violation under Section 4975 of the Code; or (iii) to the knowledge of Sellers, has not engaged in any transaction which could reasonably be expected to subject the Company or any such Benefit Plan to any liability for any such tax under Section 4975 of the Code;

          (i) To the knowledge of Sellers, the terms of all Benefit Plans comply with ERISA, the Code and all applicable statutes, orders or governmental rules and regulations. To the knowledge of Sellers, none of the Benefit Plans, nor any trust created thereunder has engaged in any non-exempt material "prohibited transaction" as such term is defined in Section 4975 of the Internal Revenue Code and Section 406 of ERISA which involves the Company;

          (j) as to each Benefit Plan for which an Annual Report (IRS Form 5500), including schedules, was filed by the Company under ERISA or the Code, no material liabilities with respect to any such Benefit Plan existed on the date of the financial statements contained in the most recent Annual Report except as disclosed therein, and to the knowledge of Sellers, no adverse change has occurred with respect to the financial statements covered by such Annual Report since the date thereof;

          (k) there is no issue relating to any Benefit Plan maintained or established for employees of the Company which is pending before the Internal Revenue Service, the Department of Labor or any other governmental agency or court;

          (l) as of the last day of the last plan year for which the Company has received such information, the aggregate fair market value of the assets of the Benefit Plans which are defined benefit pension plans under ERISA (excluding for these purposes any accrued but unpaid contributions) equalled or exceeded the present value of all benefits accrued under such employee pension plans determined on an ongoing basis and on a termination basis using the assumptions established by the PBGC as in effect on such date;

          (m) as to any Benefit Plan subject to Title IV of ERISA, (i) to the knowledge of Sellers, there has been no event or condition that presents the risk of termination of any such Benefit Plan, (ii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, (iii) to the knowledge of Sellers, no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Regulation
Section 2615.3 promulgated by the PBGC have not been waived) has occurred, (iv) no notice of intent to terminate the Benefit Plan has been given under Section 4041 of ERISA, (v) no proceeding has been instituted under Section 4042 of ERISA to terminate any such Benefit Plan, (vi) to the knowledge of Sellers, no liability to the PBGC has been incurred (other than PBGC insurance premiums), and, (vii) as to any such Benefit Plan intended to be qualified under Section 401 of the Code, to the knowledge of Sellers or the Company there has been no termination or partial termination of any such Benefit Plan within the meaning of Section 411(d)(3) of the Code;

          (n) To the knowledge of Sellers, no act, omission or transaction has occurred which could result in imposition on the Company of (i) a breach of fiduciary duty liability under Section
409 of ERISA, or (ii) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA;

          (o) there have been no payments made or agreements entered into with respect to any individual employed by the Company which as a result of this transaction would result in the imposition of the sanctions imposed under Sections 280G and 4999 of the Code;

          (p) To the knowledge of Sellers, the Company does not have any liabilities or other obligations, whether actual or contingent, with respect to the Benefit Plans of any kind whatsoever, including, without limitation, liability for post-retirement medical benefits, post-retirement life insurance benefits or severance benefits excluding routine premiums due under any Benefit Plan that is an employee welfare benefit plan as defined in Section 3(l) of ERISA;

          (q) sellers have listed in Schedule 3.16 and made available to Buyer, or will make available to Buyer prior to the Closing, true, complete and correct copies of (i) all Benefit Plans (including amendments), (ii) all summary plan descriptions (whether or not required to be furnished under ERISA), (iii) all latest Annual Report forms filed with respect to any such employee benefit plan, (iv) substantially all former employees who have elected as of June 1, 1994 COBRA continuation coverage, and (v) the most recent actuarial valuation and determination letters received from the Internal Revenue Service with respect to any such Benefit Plan; and

          (r) the Company is not a party to any written or oral deferred or incentive compensation, employment, severance, consulting or other similar contract, arrangement or policy or labor contracts or collective bargaining agreements relating to its employees which would result in any adverse effect on the Company.

          3.17 Contracts and Commitments. To the knowledge of Sellers, except as set forth on Schedule 3.17 delivered to Foodbrands by Sellers upon the execution of this Agreement, and except for employee benefit plans set forth in Schedule 3.16 hereto, the Company is not a party to any written or oral:

          (a) commitment, contract, purchase order, letter of credit or agreement, other than as described in subsections (b) or (c) below, involving any obligation or liability on the part of the Company in excess of $10,000 and not cancelable (without liability) within 60 days, except for purchases for raw materials made in the ordinary course of business in amounts not substantially in excess of past practice;

          (b) lease of real property involving an annual expense in excess of $10,000 per year;

          (c) lease of personal property involving an annual expense in excess of $10,000 which lease is not cancelable
(without liability) within 60 days;

          (d) any contracts between the Company and the customers of the Company;

          (e) any contracts between the Company and any employee, consultant, broker or agent of the Company;

          (f) any contracts which limit the matters or extent of the business which may be conducted by the Company in any material respects;

          (g) any licensing, royalty, confidentiality, consulting, administrative service or similar agreements; or

          (h) contracts and commitments not in the ordinary course of business not otherwise described above or listed on
Schedule 3.17 relating to the business of the Company and materially affecting the Company's business.

     The contracts, commitments, agreements, arrangements and understandings referred to in this Section 3.17 and listed on
Schedule 3.17 are herein referred to as the "Contracts."

          3.18 No Breach. Each Contract is, except as specifi-cally indicated herein or in Schedule 3.18 delivered by Sellers to Foodbrands upon the execution of this Agreement describing such arrangement, in full force and effect in all respects. Except as specified in Schedule 3.18, there are no outstanding disputes under the Contracts, or, to the knowledge of Sellers and the Company, threatened cancellations of the Contracts and the Company has not breached any provision of, nor does there exist any default in any material respect of, or event (including the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby) which with the giving of notice or the passage of time or both would become a breach or default in any respect of, the terms of any Contract by the Company. To the knowledge of Sellers, no other party is in material breach or violation of, or default under, any of the Contracts.

          3.19 Labor Relations. Except as and to the extent set forth in Schedule 3.19 delivered by Sellers to Foodbrands upon the execution of this Agreement:

          (a) no collective bargaining agreement presently covers (nor has any, in the past five years), covered, any employees of the Company, nor is any currently being negotiated by the Company and, to the knowledge of Sellers, no attempt to organize any group or all of the employees of the Company have been made or proposed and is currently outstanding;

          (b) there are no controversies, strikes, slowdowns or work stoppages pending or, to the knowledge of Sellers or the Company, threatened between the Company and any of its employees, and the Company has not experienced such controversy, strike, slowdown or work stoppage within the past three years;

          (c) to the knowledge of Sellers, the Company is currently in compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authorities and has withheld and paid to the appropriate Governmental Authorities or is holding for payment not yet due to such Governmental Authorities all amounts required to be withheld from employees of the Company and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing;

          (d) the Company has paid in full to all its employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees;

          (e) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted and is now pending or, to the knowledge of Sellers or the Company, threatened before any Governmental Authorities with respect to any persons currently or formerly employed by the Company;

          (f) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental
Authorities relating to employees or employment practices;

          (g) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted and is now pending or, to the knowledge of Sellers or the Company, threatened with respect to the Company; and

          (h) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted and is now pending or, to the knowledge of Sellers or the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authorities in any jurisdiction in which the Company has employed or currently employs any person.

          3.20 Compliance with Law. To the knowledge of Sellers, the Company and each of the Facilities are in compliance with all applicable laws, statutes, ordinances and regulations, zoning and special use permits, whether federal, state or local, except where the failure to comply would not have an adverse effect on the business or financial condition of the Company.
The Company has not received any written notice to the effect that, or otherwise been advised that, it is not in compliance with any of such statutes, regulations and orders, ordinances or other laws where the failure to comply would have an adverse effect on the business or financial condition of the Company, and the Sellers have no reason to anticipate that any presently existing circumstances are likely to result in violations of any such regulations which would, individually or in the aggregate, have a material adverse effect on the business or financial condition of the Company.

          3.21  Hazardous Material.  (a) Except as set forth on
Schedule 3.21-1 delivered by Sellers to Foodbrands upon the execution of this Agreement, (i) any handling, transportation, storage, disposal, discharge, release, emission, treatment or usage of "Hazardous Material" (as defined below) that has occurred or is occurring at any real property or lands now owned by the Company or covered by any lease or sublease to which the Company is a party (the "Lands"), has been and is in compliance with all applicable statutes, codes, laws (including, without limitation, common law), orders, rules, ordinances, and regulations relating to the protection of the environment (including, without limitation, ambient air, and surface and subsurface soils and waters), natural resources, wildlife or human health or safety as such statutes, codes, laws, orders, rules, ordinances and regulations currently exist (the "Environmental Laws"), (ii) any handling, transportation, storage, disposal, discharge, release, emission, treatment or usage of Hazardous Material that occurred at any real property or lands heretofore owned or leased by or to the Company during the Company's ownership or lease thereof (the "Former Lands") was in compliance with all applicable Environmental Laws, (iii) no leak, spill, release, discharge, emission or disposal of Hazardous Material has occurred or is occurring which could subject any of the Lands to any remedial, corrective or removal action under any Environmental Laws or the Company to any fine, penalty or corrective action under any Environmental Laws, (iv) no leak, spill, release, discharge, emission or disposal of Hazardous Material occurred at, or migrated from or to, any of the Former Lands during or prior to the Company's ownership or lease of such Former Lands which could subject any such Former Lands to any remedial, corrective or removal action under any Environmental Laws or the Company to any fine, penalty or corrective action under any Environmental Laws, (v) the Lands and the Company's operations thereon and usage thereof are in compliance with all applicable Environmental Laws, and (vi) each aboveground and underground storage tank located on any of the Lands has been registered, maintained and operated in accordance and compliance with all applicable Environmental Laws. Schedule 3.21-2 lists, and Sellers have provided Foodbrands with, full, accurate and complete copies of any and all reports, studies, tests, data, assessments and other information in its possession or in the possession of the Company (or under either's control) relating to
(i) the presence or suspected presence of any Hazardous Material on any of the Lands or Former Lands or (ii) the existence of any aboveground or underground storage tank thereon or thereat. Sellers will, promptly following any of their or the Company's receipt thereof, furnish to Foodbrands full, accurate and complete copies of any such reports, studies, tests, data, assessments and other information hereafter obtained by Sellers or the Company on or prior to the Closing Date. The term "Hazardous Material" means asbestos, petroleum (including without limitation, oil, used oil, waste oil, gasoline, diesel and petroleum based fuels), radioactive substances, materials or wastes, petroleum products and by-products, petroleum wastes, petroleum contaminated soils, and any substance, material or waste which is regulated as "hazardous", "toxic" or under any other similar designation by any local, state or federal governmental authority. Such term includes, without limitation,
(i) any material, substance or waste defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.) ("RCRA"), (ii) any material, substance or waste defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C.
Section 9601, et seq.) ("CERCLA") or (iii) any material, substance or waste defined as a "regulated substance" pursuant to Subchapter IX of the Solid Waste Disposal Act (42 U.S.C.
Section 6991, et seq.).

               (b) Except as disclosed in Schedule 3.21-1, (i) no Hazardous Material owned, generated or used by the Company has been generated, used, treated, emitted, discharged, released, disposed, handled, stored, or transported at, on, to or from the Lands or the Former Lands in violation of any Environmental Law,
(ii) the Company has disposed of all wastes, including those wastes constituting or containing any Hazardous Material, in compliance with all applicable Environmental Laws and "Permits" (as defined at Section 3.22), (iii) there are no past, pending or threatened actions, proceedings (administrative or judicial), claims or litigation against the Company relating to its or any other person's or entity's failure to comply with Environmental Laws or asserting any damage or injury to human health, natural resources, wildlife or the environment, (iv) none of the Lands, the Former Lands or any lands adjoining any of same is listed or proposed for listing on the National Priorities List under CERCLA, the Comprehensive Environmental Response, the Compensation and Liability Act Information System ("CERCLIS"), the Facility Index System ("FINDS"), RCRA, the Hazardous Waste Registrations Listing Report, any leaking underground or aboveground storage tank list or report, or any similar federal, state or local listing, and (v) the Company has not transported or arranged for the transportation of any Hazardous Materials to any location that is listed or proposed for listing on any such list or which is the subject of any environmental or health claim.

               (c)  To Sellers' or the Company's knowledge,
except as disclosed in this Agreement, there is no past or existing event, condition, circumstance or practice or procedure involving or relating to environmental matters which, if not corrected, changed or remediated, is likely to interfere with or adversely affect the Company or any of its assets, or which would require disclosure, reporting, monitoring, cleanup, remediation or other action affecting the Company or any of its assets, or which would result in the Company being in violation of or in noncompliance with Environmental Laws.

               (d) Schedule 3.21-3 also contains a list of all aboveground and underground storage tanks including the street address, and the name of the operator and owner thereof which are located on any of the Lands.

          3.22 Environmental and Other Permits. To the knowledge of Sellers, the Company currently holds all the health and safety, environmental and other permits, licenses, authorizations, certificates, exemptions and approvals of Governmental Authorities including, without limitation, those issued under Environmental Laws (collectively, "Permits"), necessary or proper for the current ownership use, occupancy and operation of each material asset of the Company and the conduct of its business. Schedule 3.22 delivered by Sellers to Foodbrands upon the execution of this Agreement lists all such Permits and they are in full force and effect. To the knowledge of Sellers, the Company has complied in all respects with the terms of such Permits and the Company has not received any notification of any violation or noncompliance with the terms thereof.

          3.23 Business Prospects. To the knowledge of Sellers or the Company, since August 31, 1995 there has not occurred any event or other occurrence which has had or could reasonably be expected to have a material adverse effect on the business or business prospects of the Company. Without limiting the generality of the foregoing, no customer who accounted for more than 5% of the gross revenue of the Company during fiscal year 1995, or the most recent interim period ending prior to the date of this Agreement has given the Company notice of any facts which would lead Sellers or the Company to believe sales to or profit margins on sales to such customer would be materially and adversely affected.

          3.24 Bank Accounts. Schedule 3.24 delivered by Sellers to Foodbrands upon execution of this Agreement sets forth each bank account or borrowing resolution authorizing officers or agents of the Company to borrow money and list the persons authorized to transact on behalf of the Company with respect to each such account or borrowing resolution. Schedule 3.24 also lists all powers of attorney granted by the Company to any other person.

          3.25 Indebtedness of Affiliates. Schedule 3.25 delivered by Sellers to Foodbrands upon execution of this Agreement lists all indebtedness or obligations by or to the Company with respect to any of the Shareholders, officers, directors, employees or agents of the Company.

          3.26 Disclosure. No representation or warranty made to Foodbrands contained in this Agreement, and no statement contained in any of the Schedules or any certificate, document or instrument delivered by Sellers or the Company pursuant hereto contains any untrue statement of a material fact or omits to state a material fact, necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

          3.27 Brokers. Neither the Sellers nor any affiliate of Sellers, including the Company, have entered into or will enter into any agreement, arrangement or understanding with any person or firm which will result in the obligation of the Company or Foodbrands or any of its subsidiaries to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

          3.28 Corporate Books and Records. The minute books of the Company contain accurate records in all material respects of all board of directors and shareholder meetings of the Company and accurately reflect in all material respects all other actions taken by the shareholders, boards of directors and all committees of the boards of directors of the Company at such meetings. Complete and accurate copies of all such minute books and of the stock register of the Company have been made available by Sellers to Foodbrands.


                                ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF FOODBRANDS

          Foodbrands hereby represents and warrants to Sellers as follows:

          4.01 Organization. Foodbrands is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Foodbrands has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

          4.02 Authorization. Foodbrands has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No further corporate actions on the part of Foodbrands are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

          4.03 Valid and Binding Agreement. This Agreement constitutes a valid and binding agreement of Foodbrands, enforceable against Foodbrands in accordance with its terms subject to applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity.

          4.04 No Violation. Except for compliance with the notice filing requirements of the HSR Act, neither the execution and delivery of this Agreement nor the consummation by Foodbrands of the transactions contemplated hereby will (a) violate or conflict with any Law applicable to Foodbrands or by which any of its properties may be bound or affected, or (b) violate or conflict with any provisions of the Certificate of Incorporation or Bylaws of Foodbrands. Except for compliance with the notice filing requirements of the HSR Act, no filing with, notification to, and no permit, consent, approval, authorization or action by, any Governmental Agency is required in connection with the execution, delivery and performance by Foodbrands of this Agreement or the consummation by Foodbrands of the transactions contemplated hereby except where the failure to make such filing, give notice to or obtain such permit, consent, approval, authorization or action would not have a material adverse effect on Foodbrands and its material subsidiaries taken as a whole, or prevent or delay the consummation of the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a tortious interference by Sellers with any contract or business relationship to which Foodbrands is a party.

          4.05 Disclosure. No representation or warranty made to Sellers contained in this Agreement, and no statement contained in any certificate, document or instrument delivered by Foodbrands pursuant hereto, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

          4.06  Purchase for Investment.  Foodbrands is
purchasing the Shares for investment and not with a view toward distribution, except in compliance with applicable securities laws.

          4.07 Brokers. Neither Foodbrands nor any affiliate of Foodbrands has entered into or will enter into any agreement, arrangement or understanding with any person or firm which will result in the obligation of Sellers or any affiliate of Sellers to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.


                                 ARTICLE V

                    CERTAIN OBLIGATIONS OF THE PARTIES

          5.01 Conduct of Business Pending the Closing. Sellers agree that, except as provided in Schedule 5.01 delivered by Sellers to Foodbrands upon the execution of this Agreement, from the date hereof until the Closing, unless specifically herein provided or otherwise consented to by Foodbrands in writing:

          Sellers will cause the Company to conduct its business in the ordinary course consistent with past practice and to use commercially reasonable efforts to preserve intact its business, operations, organization, goodwill and work force in a manner consistent with past practices. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or with the prior written consent of Foodbrands, from the date hereof to the Closing, Sellers will not permit the Company to:

                (a)  incur any obligations or liabilities
(whether absolute, accrued, contingent or otherwise and whether due or to become due), except items incurred in the ordinary course of business and consistent with past practice;

                (b) except as required by Sections 7.07 and 7.08 of this Agreement, pay, discharge or satisfy or fail to pay, discharge or satisfy any Lien or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than Liens or liabilities discharged or satisfied in the ordinary course of business and consistent with past practices, including the time and manner of payment of such Lien or Liability;

                (c) permit or allow any of the properties or assets (whether real, personal or mixed, tangible or intangible) of the Company to be mortgaged, pledged or subjected to any lien, encumbrance, restriction or charge of any kind except Permitted Liens;

                (d) write off as uncollectible any of its notes or accounts receivable or any portion thereof, except for write offs in the ordinary course of business, consistent with past practice and at a rate and amount no greater than during the twelve months ended August 31, 1995;

                (e) cancel or release any other debts or claims, or waive any rights of value in excess of $5,000, or sell, transfer or convey any of the properties or assets (whether real, personal or mixed, tangible or intangible) of the Company, except in the ordinary course of business and consistent with past practice;

                (f) grant any increase in the compensation of any director, officer or employee of the Company (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment), institute or adopt any new plan for directors, officers or employees of the Company, or modify, amend or terminate any existing plan other than increases in the ordinary course of business, consistent with past practice or as required by law or agreements in effect on the date hereof;

                (g)  make any pension, retirement, profit
sharing, bonus, severance or other employee welfare or benefit payment to any director, officer or employee of the Company, except in the ordinary course of business and consistent with past practice or as required by law or agreements in effect on the date hereof;

                (h)  declare, pay or make, or set aside for
payment or making, any dividend or other distribution, or directly or indirectly redeem, purchase or otherwise acquire any of its capital stock;

                (i) issue, authorize, or propose the issuance of shares of the capital stock of the Company or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities;

                (j) make any capital expenditure or commitment for capital expenditures which individually per item exceeds $25,000 or in the aggregate exceeds $100,000, for replacements or additions to property, plant, equipment or intangible capital assets;

                (k) make any change in any method of financial or tax accounting or accounting practice for financial or tax accounting purposes, or permit any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

                (l) pay, loan or advance any amount to or in respect of, or sell, transfer or lease any properties, assets (whether real, personal or mixed, tangible or intangible) or services to, or enter into any agreement, arrangement or transac-tion with any of Sellers, the Company or any affiliate or associate of any of Sellers, the Company or of any of the Company's officers or directors, or any business or entity in which Sellers or the Company, any officer or director of the Company, or any affiliate or associate of any such persons, has any direct or indirect interest, except for (A) compensation to officers and employees of the Company at rates not exceeding the rates of compensation in effect as of the date hereof, or (B) advances made to employees of the Company for travel and other business expenses in reasonable amounts consistent with past practice or (C) transactions pursuant to agreements disclosed in
Schedule 3.17;

                (m) enter into any lease of real or personal property;

                (n) terminate or amend or suffer the termination or amendment of, or fail to perform in all material respects all of its obligations or suffer or permit any default to exist, under any contract, lease, agreement or license except for defaults and failures to perform obligations which would not, in the aggregate, have a material adverse effect on the business operations or financial position of the Company;

                (o)  (i) discontinue its advertising and
promotional activities or its pricing and purchasing policies, in either case in any material respect; (ii) shorten or lengthen the customary payment cycles for any of its payables or receivables;
(iii) exercise any rights of renewal pursuant to the terms of any of the leases or subleases set forth on Schedule 3.09-2 which by their terms would otherwise expire except only after notice to Foodbrands and receipt of Foodbrands's prior written approval (which approval shall not be unreasonable withheld or delayed); and (iv) engage in any practice, take any action, fail to take any action or enter into any transaction which could reasonably be expected to cause any representation or warranty made by Sellers to be untrue or result in a breach of any covenant made by Sellers in this Agreement;

                (p) enter into any contract not in the ordinary course of business or any contract in the ordinary course of business for longer than thirty (30) days; or

                (q) agree, whether in writing or otherwise, to take any action prohibited in this Section 5.01.

          5.02  Other Obligations of Sellers Pending the Closing.
Sellers agree that from the date hereof until the Closing, unless otherwise consented to by Foodbrands in writing:

                (a) Access. Sellers and the Company shall allow Foodbrands at its own expense, during regular business hours through Foodbrands's employees, agents and representatives, to make such investigation of the business, properties, books and records of the Company, and to conduct such examination of the condition of the Company as Foodbrands deems necessary or advisable to familiarize itself further with such business, properties, books, records, condition and other matters, and to verify the representations and warranties of the Company hereunder.

                (b)  Other Transactions.  Sellers and their
affiliates will not, and will cause the Company, and its directors, officers, employees, agents and affiliates not to, directly or indirectly, solicit or initiate the submission of proposals or offers from, or solicit, encourage, entertain or enter into any agreement, arrangement or understanding with, or engage in any discussions with, or furnish any information to, any person or entity, other than Foodbrands or representatives of Foodbrands (Foodbrands's officers, attorneys, accountants or other persons designated by Foodbrands, herein "Foodbrands's Representatives"), with respect to (i) the acquisition of all or any part of the Company or business, (ii) any business combination with the Company or (iii) any other extraordinary business transaction involving or otherwise relating to the Company or its assets. Should any of the Sellers or the Company or any of its respective affiliates or representatives, during such period, receive any offer or inquiry relating to such a transaction, or obtain information that such an offer is likely to be made, each of them will provide Foodbrands with immediate notice thereof, which notice will include the identity of the prospective offeror and the price and terms of any offer.

                (c)   Insurance.  Sellers will maintain the
insurance coverage specified in Schedule 3.15, or policies providing substantially equivalent coverage, in full force and effect.

                (d) Interim Financial Statements. As promptly as practicable after the end of each monthly accounting period prior to the Closing, and including the period ending next before the Closing Date, Sellers will make available to Foodbrands such unaudited interim financial statements of the Company as of the end of such monthly accounting period as are prepared by the Company consistent with past practice. Sellers will also disclose in writing any adjustments which apply to prior periods in excess of $25,000 in the aggregate and the reason for such adjustments.

          5.03 Public Announcements. Foodbrands, on the one hand, and the Sellers, on the other hand, agree that they will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any press release or make any public statement prior to such consultation, except as may be required by law or any listing agreements with a national securities exchange.

          5.04 HSR Act. Foodbrands and Sellers agree to cooperate each with the other and with the Federal Trade
Commission (the "FTC") in the processing of their respective applications filed with the FTC under the HSR Act.

          5.05 Other Action. Each of the parties hereto shall use its best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

          5.06 Consents and Best Efforts. (a) Subject to the terms and conditions herein provided, the parties hereto agree to use their respective best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall, at the expense of the requesting party, take all such necessary action and will execute any additional instruments necessary to consummate the transactions contemplated hereby.

                (b) Foodbrands and Sellers shall, and Sellers shall cause the Company to, as soon as practicable, commence to use their respective best efforts required to (i) obtain all waivers, consents, estoppel certificates (as requested), approvals and agreements of, and to give all notices and make all other filings with, any third parties, including governmental authorities, necessary and appropriate to authorize, approve or permit the transaction contemplated by this Agreement and (ii) defend and cooperate with each other in defending any lawsuits, including appeals, whether individual or administrative and whether brought derivatively or on behalf of third parties (including governmental agencies or officials) challenging this Agreement or the consummation of the transactions contemplated hereby. Foodbrands will furnish to Sellers, and Sellers will furnish to Foodbrands, such necessary information and reasonable assistance as Sellers, or Foodbrands, as the case may be, may request in connection with its or their preparation of all necessary filings with any third parties, including governmental authorities. Foodbrands will furnish to Sellers, and Sellers will furnish to Foodbrands, copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between Foodbrands, or Sellers or Foodbrands, or any of their respective representatives, on the one hand, and any governmental agency or authority, on the other hand, with respect to this Agreement.

                (c)  Prior to the Closing Date, Sellers and
Foodbrands shall each use its respective best efforts to obtain the consent or approval of each person whose consent or approval shall be required in order to permit the Sellers and Foodbrands, as the case may be, to consummate the transaction contemplated by this Agreement, including, without limitation, consents or waivers from the third parties identified on Schedule 3.04 hereof.

                (d) Upon the terms and subject to the conditions contained herein, each of the parties hereto covenants and agrees to use its best efforts to take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby.

                (e) Notwithstanding anything to the contrary contained herein, neither Sellers nor Foodbrands shall be required to expend any significant sum of money or suffer a significant economic detriment in the fulfillment of its respective obligations under this Section 5.06, except that Foodbrands shall be responsible for the HSR Act filing fee which has been paid to the FTC.

          5.07  Environmental Matters.

                (a) Audit. Foodbrands has engaged GaiTech, Inc. (the "Environmental Consultant") to conduct a "Phase I Environmental Site Assessment" of the Facilities and to deliver to Sellers and Foodbrands a report (the "Environmental Report") of such assessments. If the Environmental Report indicates the existence of Hazardous Materials in, on or under either of the Facilities in violation of the Environmental Laws (herein referred to as the "Environmental Conditions"), the Environmental Consultant shall provide a proposed plan of remediation of the Environmental Conditions and the estimated cost thereof (the "Remedial Plan") which, after implementation and completion thereof, will result in the Environmental Conditions being in compliance with the Environmental Laws.

                (b) Remediation. If the cost of remediation as reflected on the Remedial Plan exceeds an amount which in the opinion of Foodbrands would or could be material to the business, properties or results of operation of the Company, Foodbrands may terminate this Agreement upon the earlier to occur of ten (10) days after receipt by Foodbrands of the Remedial Plan or the Closing Date.


          5.08 Confidentiality. Sellers acknowledge that Foodbrands would be irreparably damaged if confidential information about the business of Foodbrands were disclosed to or utilized on behalf of any person, firm, corporation or other business organization which is in competition in any material respect with any line or lines of business of Foodbrands.
Sellers covenant and agree that they will not and will cause their respective agents, affiliates, investment bankers and legal advisors (collectively, the "Sellers' Representatives") not to, at any time, without the prior written consent of Foodbrands, use or disclose any such confidential information, except to Foodbrands or Foodbrands's Representatives, for a period of two
(2) years from the Closing.

          Foodbrands acknowledges that Sellers would be irreparably damaged if confidential information about the business of the Company were disclosed to or utilized on behalf of any person, firm, corporation or other business organization which is in competition in any material respect with any line or lines of business of the Company and this transaction for any reason is not closed. Therefore, in the event this transaction is terminated and does not close for any reason, Foodbrands covenants and agrees that it will not and will cause the Foodbrands's Representatives not to, at any time, without the prior written consent of the Company, use or disclose any such confidential information, except to Sellers or Sellers' Representatives, for a period of two (2) years from the Closing.

          5.09 Notification of Certain Matters. Sellers and the Company shall give prompt notice to Foodbrands, and Foodbrands shall give prompt notice to Sellers and the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the notifying parties contained in this Agreement to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date, and (ii) any material failure of the Company, Foodbrands or Sellers, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the notifying parties hereunder. Foodbrands agrees that it will notify Sellers in writing on or before Closing of any fact it discovers during the course of its due diligence which would, to the actual knowledge of Foodbrands, constitute a breach of any representation, warranty or covenant of Sellers hereunder. For all purposes (including but not limited to Sellers' indemnification obligations under Article IX hereof) the accuracy of the representations and warranties made by Sellers in this Agreement shall be determined by reference to this Agreement and the Schedules.

          5.10 Accounts with Affiliates. At or prior to Closing, all accounts and notes receivable and payable between the Company and any Shareholder, officer, director or employee or agent of the Company or any affiliates of the foregoing shall be satisfied in full.

          5.11 Inventory. A physical inventory of the Inventory of the Company shall be taken by one or more representatives of Foodbrands and one or more representatives of Sellers in accordance with procedures customary in the industry and mutually agreed upon by the parties and shall be signed by at least one representative of each party immediately upon completion. The physical inventory will commence at 7:00 a.m. on November 30, 1995 or at some other mutually agreeable time. Such representatives shall inventory all of the Inventory located at
(i) the Facilities and (ii) each of the outside storage facilities associated with the operation of the Company as of such date (Sellers will provide Foodbrands reasonable notice of all such locations). For Inventory maintained in outside public warehouses, test counts and other validation procedures will be substituted for a total physical Inventory procedure where (i) the public warehouse provides a certificate of the Inventory which includes each product description, quantities and code dates and (ii) the public warehouse guarantees the quantities on hand as reflected in the certificate. The physical Inventory of product shall include lot numbers and weight counts. Code dates for lots shall be determined from the records of the Company.
The physical Inventory will also include an identification of all product as to which an adjustment to cost is to be made, such as, slow moving, damaged, obsolete, out-of-code, short-dated or rework. All Inventory which is accounted for as Inventory in transit and not received until on or after the Closing Date shall be included in the Inventory of the location in question.

          All inventory shall be valued at the lower of cost (first-in, first-out) or market in accordance with the valuation methods and principles used by the Company in the preparation of the Company Balance Sheet, consistently applied. All items of costs shall be determined from the books and records of the Company. All inventory which is damaged, obsolete, slow-moving, short-dated or rework will be valued based on its net realizable value.

          5.12 Agency Designation. By (i) entering or joining into this Agreement or (ii) accepting the assignment of any right under this Agreement in compliance with Section 11.04, each of the Shareholders, for himself and his successors, assigns, heirs and administrators, hereby irrevocably appoints Morgan Stanley Capital Partners, III, L.P. as his lawful attorney in fact for purposes of taking any action under this Agreement, including without limitation (i) the review and approval of or objection to the Closing Date Payment Certificate delivered by the Company pursuant to Section 2.04(a), (ii) the review and approval of or objection to the Earnout Payment Certificate delivered by Foodbrands pursuant to Section 2.04(b), (iii) the agreement as to the allocation of revenues, expenses and profits pursuant to
Section 2.05, and (iv) the settlement of any disputes under this Agreement. The attorney in fact appointed from time to time pursuant to this Section 5.12 is herein referred to as the "Agent." Foodbrands may rely on all acts of the Agent as the acts of the Shareholders, their successors and assigns. Upon receipt of any payment or delivery of any documents by Foodbrands hereunder, it will be the obligation of Agent to disburse same to the persons entitled thereto and Foodbrands' obligation shall be satisfied by the payment or delivery to the Agent. Until Foodbrands receives written notice of a change in the Agent signed by all of the Sellers, Foodbrands may rely on all acts of the Agent. The Agent shall maintain an accurate list of Sellers and their respective successors and assigns. Foodbrands may act in full reliance on the ownership interest of all such Sellers and their respective successors and assigns as advised by the Agent or the successor Agent from time to time.

          5.13  The Swap Payment and The First Option Payment.
Sellers shall cause the Company to make the Swap Payment and the First Option Payment prior to the Closing.

          5.14 Updating of the Schedules. Between the date of this Agreement and the Closing Date, Sellers shall have the duty and the right to update by delivering to Foodbrands updated Schedules to reflect any material changes in the Schedules delivered to Foodbrands pursuant to this Agreement. On the Closing Date, Sellers shall deliver to Foodbrands an Agent's Certificate confirming the accuracy as of the Closing Date of each of the Schedules delivered to Foodbrands pursuant to this Agreement as may have been amended; provided, however, that if Sellers have amended any of the Schedules of this Agreement, Sellers shall not be in default of this Agreement, whether or not such amendments are material, but Foodbrands shall not be obligated to proceed with the closing of the transactions contemplated by this agreement if there are material changes in the Schedules initially delivered to Foodbrands. Such amendments to a Schedule by Sellers shall not be considered a breach of this Agreement by Sellers, Foodbrands shall have no cause of action therefor, and Foodbrands' only remedy shall be to terminate this Agreement by written notice to Sellers. The parties further understand and agree that disclosure made in any Schedule shall be deemed disclosure in all other Schedules as if set forth therein, that is, information set forth in one Schedule shall be construed as disclosure in all Schedules.


                                ARTICLE VI

                 CONDITIONS TO OBLIGATIONS OF THE PARTIES

          The respective obligations of Foodbrands and Sellers hereunder are subject to the fulfillment, prior to the Closing, of each of the following conditions, neither of which may be waived:

          6.01 HSR Act. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR
Act shall have expired.

          6.02 No Injunction or Litigation. There shall not be in effect on the Closing Date any judgment, order, injunction or decree of any court enjoining, prohibiting or otherwise making illegal consummation of the transaction (or any material portion thereof) contemplated by this Agreement or any pending litigation with respect to which there is a substantial likelihood that such litigation could have a material adverse effect on the business, operation or financial position of any of Sellers, Foodbrands or the Company.

                                ARTICLE VII

                  CONDITIONS TO OBLIGATIONS OF FOODBRANDS

          The obligations of Foodbrands hereunder are subject to the fulfillment, prior to or at the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Foodbrands):

          7.01 Representations and Warranties. The representa-tions and warranties made by Sellers in this Agreement and the statements of Sellers contained in the Schedules, or in any other agreement, instrument or certificate delivered by Sellers pursuant to this Agreement shall be true and correct when made and at and as of the Closing Date as though made at and as of the Closing Date, and all other representations and warranties made by Sellers shall be true and correct in all material respects when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date.

          7.02 Performance. Sellers shall have performed and complied with, in all material respects, all agreements, covenants, obligations and conditions required by this Agreement to be so performed or complied with by Sellers prior to or at the Closing.

          7.03 Consents. Foodbrands shall have received copies of all consents, approvals, authorizations and orders necessary to consummate the transactions contemplated hereby, including those listed in Schedule 3.04, all of which shall be in form and substance satisfactory to Foodbrands and shall continue to be in full force and effect, unless the failure to obtain such consent, approval, authorization or order, other than those listed on
Schedule 3.04, would not have a materially adverse effect on the Company or would not prevent or materially delay consummation of the transactions contemplated hereby.

          7.04 Agent's Certificate. Sellers shall have delivered to Foodbrands a certificate, dated the Closing Date and executed by Agent, certifying as to the fulfillment of the conditions set forth in Sections 7.01, 7.02 and 7.03 hereof.

          7.05 Opinion of Counsel to Sellers. The Company shall have delivered to Foodbrands an opinion of Godfrey & Kahn, P.O.
Box 13067, Green Bay, Wisconsin 54307-3067, counsel to the
Sellers, in form and substance reasonably satisfactory to Foodbrands, substantially in the form of Exhibit E.

          7.06 Documents. All documents, including, without limitation, assignment documents to be delivered by Sellers to Foodbrands at the Closing shall be in form and substance reasonably satisfactory to Foodbrands.

          7.07 Option Cancellation Agreement. The Company and the Option Holders shall have executed and delivered the Option
Cancellation Agreement (Exhibit C) and the Company shall have made the First Option Payment.

          7.08 Swap Termination. Effective as of or prior to the Closing Date the Company shall have terminated all interest rate swap arrangements which hedge the Loan Agreement and shall have made the Swap Payment.

          7.09  No Material Adverse Change.  Since December 31,
1994, there shall not have occurred a material adverse change in the business, operations, prospects or financial position of the Company.

          7.10 Employment Agreement. The Company and LeBreck shall have terminated that certain employment agreement by and between the Company and LeBreck dated September 16, 1994, and mutually released any and all claims arising thereunder.

          Closing of this transaction by Foodbrands shall constitute acknowledgement by Foodbrands that the conditions contained in this Article VII have been either satisfied or waived by Foodbrands.

                               ARTICLE VIII

                   CONDITIONS TO OBLIGATIONS OF SELLERS

          The obligations of Sellers hereunder are subject to the fulfillment, prior to or at the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Sellers):

          8.01 Representations and Warranties. The representa-tions and warranties made by Foodbrands in this Agreement, and the statements of Foodbrands contained in any agreement, instrument or certificate delivered by Foodbrands pursuant to this Agreement shall be true and correct when made and at and as of the Closing Date as though made at and as of the Closing Date, and all other representations and warranties made by Foodbrands shall be true and correct in all material respects when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date.

          8.02 Performance. Foodbrands shall have performed and complied with, in all material respects, all agreements, covenants, obligations and conditions required by this Agreement to so be performed or complied with by it prior to or at the Closing.

          8.03 Officers' Certificates. Foodbrands shall have delivered to Sellers a certificate, dated the Closing Date and executed by Foodbrands' President, or one of its Vice Presidents and Secretary, certifying as to the fulfillment of the conditions set forth in Sections 8.01, 8.02 and 8.05 hereof.

          8.04 Opinion of Counsel to Foodbrands. Foodbrands shall have delivered to Sellers an opinion of McAfee & Taft A Professional Corporation, Tenth Floor, Two Leadership Square, Oklahoma City, Oklahoma 73102, counsel to Foodbrands, in form and substance reasonably satisfactory to the Sellers, in substantially the form of Exhibit F.

          8.05 Consents. Sellers shall have received copies of all consents, approvals, authorizations and orders necessary to consummate the transactions contemplated hereby, including those listed in Schedule 3.04, all of which shall be in form and substance satisfactory to Sellers and shall continue to be in full force and effect; provided, however, that the failure to obtain any such consent, approval, authorization or order shall not be a condition to Sellers' obligations hereunder unless Sellers have not used their best efforts to obtain such consent, approval, authorization or order.

          8.06 Documents. All documents to be delivered by Foodbrands to Sellers at the Closing shall be in form and substance reasonably satisfactory to Sellers.

          Closing of this transaction by Sellers shall constitute acknowledgement by Sellers that the conditions contained in this
Article VIII have been either satisfied or waived by Sellers.


                                ARTICLE IX

               SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

          9.01  Survival of Representations.  Subject to Section
9.04 hereof, the representations and warranties made by Sellers contained in this Agreement as may have been updated in accordance with Section 5.14 hereof (the "Surviving Sellers Representations") and the representations and warranties made by Foodbrands contained in this Agreement (the "Surviving Foodbrands Representations") and the covenants and agreements of Sellers and the Company (collectively, the "Sellers' Agreements", and the covenants and agreements of Foodbrands ( the "Foodbrands's Agreements" ), which have not been fully executed or waived at or prior to the Closing of this Agreement, shall survive the Closing and any investigation at any time made by or on behalf of any party. The representations and warranties herein shall be deemed to be remade as of the Closing, as if made on the date thereof.

          9.02 Statements as Representations. All statements contained in this Agreement, the Schedules, or any other agreement, instrument or certificate delivered pursuant to this Agreement, shall be deemed representations and warranties for all purposes of this Agreement, including, without limitation, the references to representations and warranties in Sections 7.01 and
8.01 hereof.

          9.03  Agreement to Indemnify.

                (a) Sellers' Indemnification. Subject to the terms and conditions of this Article IX, each of Sellers jointly and severally except with respect to those representations and warranties made severally and not jointly where indemnification will be severally only, hereby agree to indemnify, defend and hold harmless Foodbrands and its subsidiaries and each officer and director and affiliate of Foodbrands, and their successors and assigns (collectively, the "Foodbrands Group"), from and against all claims, actions or causes of action, suits, proceedings, hearings, investigations, charges, complaints, demands, injunctions, assessments, demands, losses, damages, judgments, orders, decrees, settlements, liabilities, taxes, liens, fees, costs and expenses, including, without limitation, interest, penalties, fines and reasonable attorneys', accountants' and consultants' fees and expenses of any nature whatsoever (collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by any member of the Foodbrands Group, by reason of or resulting from (x) a breach of any Surviving Seller's Representation or any Seller's Agreement, (y) any Income Tax claim as defined below or (z) any action, event, proceeding, or claim by any of the Option Holders, his successors or assigns against Foodbrands or the Companyrelating in any way to any act or failure to act of the Agent or any act of Foodbrands in reliance on the information supplied by the Agent under this Agreement or under any of the Exhibits hereto (the "Option Holder Claims") (collectively, the "Foodbrands's Claims").

                (b) Foodbrands' Indemnity. Subject to the terms and conditions of this Article IX, Foodbrands agrees to indemnify, defend and hold harmless Sellers and each of them and their successors and assigns (collectively, the "Sellers Group"), from and against all Damages, asserted against, resulting to, imposed upon or incurred by any member of the Seller Group, by reason of or resulting from a breach of any Surviving Foodbrands Representation or any Foodbrands Agreement or any action, event, proceeding, or investigation relating to the operation of the Company after the Closing (collectively, the "Sellers Claims").

          9.04 Limitation of Liability. The obligations and liabilities of Sellers with respect to Foodbrands Claims under
Section 9.03 hereof to the Foodbrands Group (excluding those relating to claims made for a breach of representations, warranties, covenants and agreements contained in Section 3.01, the Option Holder Claims and claims or actions based upon the Company's failure to pay federal or state of Wisconsin income taxes during a Pre-Closing Tax Year ("Income Tax Claims"), which are subject to no limitations) and Foodbrands with respect to Sellers Claims under Section 9.03 hereof to the Sellers Group (excluding those relating to claims made for a breach of Section 4.01, which is subject to no limitation) shall be subject to the following limitations:

                (a)  Although Sellers shall be liable to the
Foodbrands Group for all Damages resulting from the breach of the representations, warranties, covenants and agreements contained in Section 3.01, the Option Holder Claims and Income Tax Claims, no indemnification shall be required to be made by Sellers under this Article IX with respect to other Foodbrands's Claims, except to the extent that the aggregate amount of Damages with respect to all of such claims incurred by the Foodbrands Group exceeds $500,000 in which case Sellers shall be required to pay only the amount by which such aggregate amount exceeds $500,000 (the "Sellers' Cushion").

                (b) Although Foodbrands shall be liable to the Sellers Group for all Damages resulting from the breach of the representations, warranties, covenants and agreements contained in Section 4.01 and Foodbrands' Agreements (including without limitation its obligations contained in Article II), which are subject to no limitation, no indemnification shall be required to be made by Foodbrands under this Article IX with respect to any of the other Sellers' Claims, except to the extent that the aggregate amount of Damages with respect to all such claims incurred by the Sellers Group exceeds $500,000 in which case Foodbrands shall be required to pay only the amount by which such aggregate amount exceeds $500,000 (the "Foodbrands's Cushion").

                (c)  With the exception of Sellers'
representations, warranties, covenants and agreements in Sections
3.01 and 3.21, the Option Holder Claims and the Income Tax Claims, all Seller's representations, warranties, covenants and agreements and the Sellers' Agreements shall terminate as of August 31, 1996. Seller's representations, warranties, covenants and agreements contained in Section 3.01, relating to the Option Holder Claims and those relating to Income Tax Claims shall survive the Closing Date for the same period as the applicable statute of limitations with respect to any claim based on a claim or action by a third party. Sellers' representations, warranties, covenants and agreements contained in Section 3.21 shall survive the Closing until the two (2) year anniversary date of the Closing Date. Any claim for indemnification by Foodbrands or any member of the Foodbrands Group under this Article IX with respect to any breach of any of Sellers representations, warranties, covenants and agreements which is made in writing in accordance with Section 9.05 prior to the expiration of the applicable survival period, and all rights of indemnity with respect thereto, shall survive such expiration until resolved or judicially determined. Any such claim not so made in writing prior to the expiration of such applicable survival period shall be deemed to have been waived by Foodbrands and the Foodbrands Group.

                (d) Foodbrands shall be obligated to indemnify the Sellers Group only for (i) Sellers' Claims resulting from a breach of any Surviving Foodbrands' Representation, as to which the Sellers Group has given Foodbrands written notice thereof prior to August 31, 1996 and (ii) Sellers' Claims resulting from a breach of any Foodbrands Agreement or any action, event, proceeding or investigation relating to the operation of the Company after the Closing, as to which the Sellers Group has given Foodbrands written notice thereof prior to termination of the applicable statute of limitations period with respect to such
Sellers' Claims.   Any claim for indemnification by Sellers or
any member of the Sellers Group under this Article IX with respect to any breach of any of Foodbrands' representations, warranties, covenants and agreements which is made in writing in accordance with Section 9.05 prior to the expiration of the applicable survival period, and all rights of indemnity with respect thereto shall survive such expiration until resolved or judicially determined. Any such claims not so made in writing prior to the expiration of such applicable survival period shall be deemed to have been waived by Sellers and the Sellers Group.

                (e)  Although Sellers shall be liable to
Foodbrands and the Foodbrands Group for any Damages for breach of the covenants, representations, warranties and agreements contained in Section 3.01, the Option Holder Claims and for Income Tax Claims, in no event shall the liability of any Seller, or the Sellers in the aggregate, with respect to Foodbrands' Claims exceed the amount of the Earnout Payment in respect to all other Foodbrands Claims. In respect to Foodbrands claims other than those relating to Sections 3.01, the Option Holder Claims and Income Tax Claims such recourse to the amount of the Earnout Payment in accordance with the indemnification provisions set forth in this Article IX shall be Foodbrands' and the Foodbrands Group's sole remedy with respect to Foodbrands' Claims or otherwise and in no event shall Foodbrands or the Foodbrands' Group commence any action against or otherwise seek or assert any recourse or claim against any Seller except as aforesaid. Also, in no event shall the Sellers have any liability for any breach of a representation, warranty, covenant or agreement (excluding Section 3.01, the Option Holder Claims and Income Tax Claims) based on any facts actually known to Foodbrands for which Foodbrands breached its obligation to notify Sellers pursuant to Section 5.09.

                (f) For the purposes of the indemnity provided in this Section 9.03, any Damages hereunder shall be determined on the basis of the net effect after giving affect to any tax savings or tax detriments actually realizable and any insurance proceeds, cash payments, setoffs or recoupment or any payments in each case actually received, realized or retained by Sellers or the Sellers Group, Foodbrands or the Foodbrands' Group, as the case may be, as a result of any event giving rise to a claim for such indemnification.

          9.05 Conditions of Indemnification. The obligations and liabilities of Sellers to indemnify the Foodbrands Group and Foodbrands to indemnify the Sellers Group under Section 9.03 hereof with respect to Foodbrands's Claims and Sellers' Claims, respectively, resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

                (a)  The indemnified party shall give the
indemnifying party prompt notice of any such claim, and the indemnifying party shall undertake the defense, compromise or settlement thereof by representatives selected by the indemnified party, provided that failure to provide such notice will not relieve the indemnifying party of its obligations hereunder unless it is actually prejudiced by such failure to receive such notice. If the indemnifying party, within ten (10) business days after notice of any such claim, fails to commence the defense of such claim, the indemnified party will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of indemnifying party; provided that the defense of any such claim by the indemnifying party shall not be deemed an admission that such party has an obligation to indemnify the indemnified party pursuant to Section 9.03; provided that the indemnified party shall not settle any such claim as to which the indemnifying party has failed to undertake the defense thereof without the consent of the indemnifying party, the consent shall not be unreasonably withheld or delayed, unless the indemnified party waives its rights under Section 9.03 with respect to such claim.

                (b)  Anything in this Section 9.05 to the
contrary notwithstanding, (i) an indemnified party shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of such claim, (ii) the indemnifying party shall not, without the written consent of the indemnified party, settle or compromise any claim or consent to the entry of any judgment (x) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability in respect of such claim or (y) as a result of which injunctive or other equitable relief would be imposed against the indemnified party and (iii) the indemnified party shall have the right, at its own cost and expense, to control the defense or settlement of that portion of any claim which seeks an order, injunction or other equitable relief against the indemnified party which, if successful, could materially interfere with the business, operations, assets, financial condition or prospects of the indemnified party; provided, however, that in connection with the defense or settlement of the portion of such claim which seeks equitable relief, the indemnified party shall cooperate with the indemnifying party and use its reasonable best efforts to limit any liability that may arise from the damages portion of such claim.


                                 ARTICLE X

                     TERMINATION; AMENDMENT AND WAIVER

          10.01 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

                (a) By mutual written agreement of Foodbrands and Agent for and on behalf of Sellers:

                (b)  By either Foodbrands or Sellers if the
Closing shall not have occurred on or before December 29, 1995, unless such failure to close shall be due to a material breach of this Agreement by the party seeking to terminate the Agreement pursuant to this Section;

                (c)  By Foodbrands in accordance with the
provisions of Section 5.07(b) of this Agreement; or

                (d)  If a United States court of competent
jurisdiction shall permanently enjoin the consummation of the transactions contemplated hereby and such injunction shall be final and nonappealable.

          10.02 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto (or any of their respective officers or directors), except based upon obligations set forth in Sections 5.08, 11.01 and 11.02 hereof. Nothing contained in this Section 10.02 shall relieve any party from liability for any breach of this Agreement.

          10.03 Amendment, Extension and Waiver. Foodbrands and Sellers may amend this Agreement at any time by an instrument in writing signed on behalf of such parties. Any agreement on the part of a party hereto to any waiver of compliance with any of the agreements or conditions contained herein shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.


                                ARTICLE XI

                               MISCELLANEOUS

          11.01 Expenses; Taxes. Foodbrands will pay all fees and expenses incurred by it in connection with this Agreement. The Company will pay all reasonable fees and expenses incurred by Sellers or the Company in connection with this Agreement and the transactions contemplated hereby.

          11.02 Governing Law; Submission to Jurisdiction, Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WISCONSIN. EACH OF SELLERS AND FOODBRANDS HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF WISCONSIN SITTING IN MILWAUKEE FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF WISCONSIN OTHER THAN FOR SUCH PURPOSE. EACH OF SELLERS AND FOODBRANDS IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH EITHER OF THEM MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH COURT AND ANY CONTENTION THAT ANY SUCH PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR TO THE TRANSACTIONS CONTEMPLATED HEREBY.

          11.03 Arbitration. The parties hereto agree that all disputes between them relating to or arising out of this Agreement are to be resolved by binding arbitration as provided herein. This agreement to arbitrate shall survive the rescission or termination of this Agreement. All arbitration shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association except as herein may be provided. The panel used will be selected from, if available, the "Food Industry Panel" employed by the American Arbitration Association and the decision of the arbitrators will be final and binding on all parties. All arbitration will be undertaken pursuant to the Federal Arbitration Act, where applicable, and the decision of the arbitrators will be enforceable in any court of competent jurisdiction.

          In any dispute where a party seeks $50,000 or more in damages, three arbitrators will be employed. All costs attendant to the arbitration, excluding attorney's and expert's fees, will be borne equally by the parties. Each party will bear its own attorney's and expert's fees. The arbitrators will not award punitive, consequential or indirect damages. Each party hereby waives the right to such damages and agrees to receive only those actual damages directly resulting from the claim asserted. In resolving all disputes between the parties, the arbitrators will apply the law of the State of Wisconsin, except as may be modified by this Agreement. The arbitrators are by this Agreement directed to conduct the arbitration hearing no later than three (3) months from the service of the statement of claim and demand for arbitration unless good cause is shown establishing that the hearing cannot fairly and practically be so convened.

          Except as needed for presentation in lieu of a live appearance, depositions will not be taken. Parties will be entitled to conduct document discovery by requesting production of documents. Responses or objections will be served twenty days after receipt of a request. The arbitrators will resolve any discovery disputes by such prehearing conferences as may be needed.
All parties agree that the arbitrators and any counsel of record to the proceeding will have the power of subpoena process as provided by law.

          From related transactions in connection with this Agreement, the parties may be in a debtor/creditor relationship, which may include the granting of security interests in goods and/or fixtures. The parties recognize that these kinds of relationships could give rise to the need by one or more of the parties for emergency judicial relief to regain possession of goods, or to prevent the sale or transfer of goods. The parties agree that either shall be entitled to pursue such remedies for emergency or preliminary injunctive relief in any court of competent jurisdiction, provided that each party agrees that it will consent to the stay of such judicial proceedings on the merits of both this Agreement and the related transactions pending arbitration of all underlying claims between the parties immediately following the issuance of any such emergency or injunctive relief.

          11.04  Assignment.  This Agreement and all the
provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party, except that Foodbrands may assign this Agreement to a wholly-owned subsidiary.

          11.05 Entire Agreement. This Agreement and the Schedules and the other agreements, instruments and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.

          11.06 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

          11.07 Notices. All notices, claims, certificates, requests, demands and other communications hereunder will be in writing (whether by letter, telecopy, telex or other commercially reasonable means of written communication) and will be deemed to have been duly given upon receipt as follows:

                (a)  If to Foodbrands:

                     Foodbrands America, Inc.
                     2601 N.W. Expressway, Suite 1000W
                     Oklahoma City, Oklahoma  73112

                     Attention: R. Randolph Devening
                     Chairman, President and Chief Executive
                     Officer
                     FAX:  405/840-2447

                with a copy to:

                     McAfee & Taft A Professional Corporation
                     Tenth Floor
                     Two Leadership Square
                     211 North Robinson
                     Oklahoma City, Oklahoma 73102
                     Attention: John M. Mee, Esq.
                                W. Chris Coleman, Esq.
                     FAX:  405/235-0439

                (b)  If to the Company and/or Sellers:

                     TNT Crust, Inc.
                     1438 Cedar Street
                     Green Bay, Wisconsin  54308
                     Attention:  Mr. Roger LeBreck, President
                     FAX:  414/431-7249

                and

                     Morgan Stanley Capital Partners
                     1221 Avenue of the Americas
                     33rd Floor
                     New York, New York  10020
                     Attention:  Mr. Larry Sorrel
                     Fax:  212/703-7951

                with a copy to:

                     Godfrey & Kahn, S.C.
                     333 Main Street
                     Suite 600
                     Green Bay, Wisconsin
                     Attention:  William Plummer, Esq.
                     FAX:  414/436-7988

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above.

          11.08 Counterparts. This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          11.09 Specific Performance. Sellers and Foodbrands each acknowledge that Foodbrands and Sellers would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that Foodbrands and Sellers each shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

          11.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          11.11 Knowledge. For all purposes under this Agreement, the terms "To the knowledge of Sellers," "Sellers' knowledge," "To the knowledge of Sellers or the Company" or like or similar phrases shall be deemed to include the knowledge, or information or lack of knowledge or information which is known or which should be or should have been known after reasonable inquiry and investigation or unknown, as the case may be, by each of the Shareholders, LeBreck, David Silverston, Kent Reschke, Tom Heier, or any of them. For all purposes under this Agreement, the terms "to the knowledge of Foodbrands," "Foodbrands' knowledge," or like or similar phrases shall be deemed to include the knowledge, or information or lack of knowledge or information which is known or unknown, as the case may be, by each of R. Randolph Devening, Horst O. Seiben, William L. Brady, Thomas McCanley or Bryant P. Bynum, or any one of them.

          11.12  Certain Definitions.  As used in this Agreement:

          "Agent" shall have the meaning set forth in Section
5.12.

          "Applicable EBITDA Percentage" shall have the meaning set forth in Section 2.02.

          "Applicable Period" shall have the meaning set forth in
Section 2.02.

          "Arthur Andersen" shall have the meaning set forth in
Section 2.04(a).

          "Articles" shall have the meaning set forth in Section
3.10.

          "Benefit Plans" shall have the meaning set forth in
Section 3.16(a).

          "Cash" shall have the meaning set forth in Section
2.01(a).

          "Closing Date Payment" shall have the meaning set forth in Section 2.01(a).

          "Closing Date Payment Certificate" shall have the meaning set forth in Section 2.04(a).

          "Code" shall have the meaning set forth in 3.08(b).

          "Company Balance Sheet" shall have the meaning set forth in Section 3.05.

          "Coopers" shall have the meaning set forth in Section
2.01(b).

          "Damages" shall have the meaning set forth in Section
9.03(a).

          "Earnout Payment Certificate" shall have the meaning set forth in Section 2.04(c).

          "Earnout Payment Statements" shall have the meaning set forth in Section 2.04(c).

          "EBITDA" shall have the meaning set forth in Section
2.02.

          "Election Notice" shall have the meaning set forth in
Section 2.04(d).

          "Environmental Conditions" shall have the meaning set forth in Section 5.07(a).

          "Environmental Consultant" shall have the meaning set forth in Section 5.07(a).

          "Environmental Laws" shall have the meaning set forth in Section 3.21.

          "Environmental Report" shall have the meaning set forth in Section 5.07(a).

          "ERISA" shall have the meaning set forth in Section
3.16(a).

          "Facilities shall have the meaning set forth in Section
3.09 (b).

          "FDA Act" shall have the meaning set forth in Section
3.11.

          "First Option Payment" shall have the meaning set forth in Section 2.02.

          "Foodbrands's Agreements" shall have the meaning set forth in Section 9.01.

          "Foodbrands's Claims" shall have the meaning set forth in Section 9.03(a).

          "Foodbrands's Cushion" shall have the meaning set forth in Section 9.04(b).

          "Foodbrands Group" shall have the meaning set forth in
Section 9.03(a).

          "Foodbrands's Representatives" shall have the meaning set forth in Section 5.02(b).

          "Former Lands" shall have the meaning set forth in
Section 3.21.

          "GAAP" shall have the meaning set forth in Section
2.02.

          "Governmental Agency" shall have the meaning set forth in Section 3.04.

          "Hazardous Materials" shall have the meaning set forth in Section 3.21.

          "Income Tax Claims" shall have the meaning set forth in
Section 9.04.

          "Income Taxes" shall have the meaning set forth in
Section 2.01(b).

          "Indebtedness" shall have the meaning set forth in
Section 2.01(a).

          "Interim Balance Sheet" shall have the meaning set forth in Section 3.05.

          "Inventory" shall have the meaning set forth in Section
3.11.

          "Lands" shall have the meaning set forth in Section
3.21.

          "Liens" shall have the meaning set forth in Section
3.04.

          "Litigation Matters" shall have the meaning set forth in Section 3.14.

          "Loan Agreement" shall have the meaning set forth in
Section 2.01(a).

          "Multiemployer Plans" shall have the meaning set forth in Section 3.16(a).

          "Net Sales" shall have the meaning set forth in Section
2.02.

          "Net Excess Cash" shall have the meaning set forth in
Section 2.01(a).

          "Net Working Capital" shall have the meaning set forth in Section 2.02.

          "1933 Act" shall have the meaning set forth in Section
2.04(e).

          "Option Cancellation Agreement" shall have the meaning set forth in Section 2.02.

          "Option Holders" shall have the meaning set forth in
Section 2.02.

          "Option Holder Tax Refund Payment" shall have the meaning set forth in Section 2.02.

          "Option Price" shall have the meaning set forth in
Section 2.04(d).

          "Option Shares" shall have the meaning set forth in
Section 2.04(d).

          "Options" shall have the meaning set forth in Section
2.02.

          "Payment Account" shall have the meaning set forth in
Section 2.04(a).

          "PGBC" shall have the meaning set forth in Section
3.16(h).

          "Pre-Closing Tax Year" shall have the meaning set forth in Section 2.01(b).

          "Proprietary Rights" shall have the meaning set forth in Section 3.13.

          "Remedial Plan" shall have the meaning set forth in
Section 5.07(a).

          "Second Option Payment" shall have the meaning set forth in Section 2.02.

          "Sellers' Agreements" shall have the meaning set forth in Section 9.01.

          "Sellers' Claims" shall have the meaning set forth in
Section 9.03(b).

          "Sellers' Cushion" shall have the meaning set forth in
Section 9.04(a).

          "Sellers Group" shall have the meaning set forth in
Section 9.03(b).

          "Sellers' Representatives" shall have the meaning set forth in Section 5.08.

          "Shareholder Earnout Payment" shall have the meaning set forth in Section 2.02.

          "Shareholder Tax Refund Payment" shall have the meaning set forth in Section 2.01(a).

          "Shares" shall have the meaning set forth in Recital B.

          "Subordinated Notes" shall have the meaning set forth in Section 2.02.

          "Surviving Foodbrands's Representations" shall have the meaning set forth in Section 9.01.

          "Surviving Sellers' Representations" shall have the meaning set forth in Section 9.01.

          "Swap Payment" shall have the meaning set forth in
Section 2.02.

          "Tax Refund Payment" shall have the meaning set forth in Section 2.02.

          "Tax Return" shall have the meaning set forth in
Section 3.08(h).

          "Taxes" shall have the meaning set forth in Section
3.08(i).

          "Taxing Authority" shall have the meaning set forth in
Section 3.08.


          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Sellers and Foodbrands as of the date first above written.

"FOODBRANDS"                       FOODBRANDS AMERICA, INC.


                                   By: /s/ R. Randolph Devening
                                      R. Randolph Devening,
                                      Chairman, President and
                                      Chief Executive Officer


"THE COMPANY"                      TNT CRUST, INC.


                                   By: /s/ Roger E. LeBreck
                                   Roger E. LeBreck,
                                   President

"SHAREHOLDERS"


                                    /s/ Roger LeBreck
                                   Roger LeBreck



                                    /s/ Lawrence B. Sorrel
                                   Morgan Stanley Capital
                                   Partners III, L.P.*



                                    /s/ Lawrence B. Sorrel
                                   MSCP III 892 Investors, L.P.*



                                    /s/ Lawrence B. Sorrel
                                   Morgan Stanley Capital
                                   Investors, L.P.*

                                   BT INVESTMENT PARTNERS, INC.


                                   By: /s/ Joseph Wood MD


                                   JSS MANAGEMENT COMPANY, LTD.

                                   By: /s/ James A. Schlindwein


                                   HORST W. SCHROEDER, TRUSTEE OF
                                   THE LIVING TRUST OF HORST W.
                                   SCHROEDER DATED MAY 24, 1985,
                                   OR SUCCESSOR TRUSTEE


                                   By: /s/ Horst W. Schroeder


                                   780 PARTNERS, A WISCONSIN
                                   GENERAL PARTNERSHIP


                                   By: /s/ Peter Sommerhauser




                                   *Lawrence B. Sorrel, Vice
                                    President Morgan Stanley
                                    Capital Partners III, Inc.
                                    General Partner of MSCP III,
                                    L.P., its General Partner